Exhibit 10.5

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE

REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL.

Execution Version

Confidential

ASSET TRANSFER AND LICENSE AGREEMENT

This Asset Transfer and License Agreement (“Agreement”) is made effective as of December 16, 2019 (the “Effective Date”) by and between DOT THERAPEUTICS-1, INC. (“Day One”), a Delaware corporation and an Affiliate of Day One Holdings, LLC, having a place of business at 2765 Sand Hill Road, Menlo Park, CA 94025, and MILLENNIUM PHARMACEUTICALS, INC. (“Takeda”), a Delaware corporation and an Affiliate of Takeda Pharmaceutical Company Limited, having a place of business at 40 Landsdowne Street, Cambridge, MA 02139.

RECITALS

WHEREAS, pursuant to a Collaboration Agreement (the “Original Agreement”), effective as of August 27, 2004, by and between Sunesis Pharmaceuticals, Inc. (“Sunesis”) and Biogen Idec MA Inc. (“Biogen Idec”), as amended, Sunesis and Biogen Idec collaborated on the discovery and development of small molecules that modulated certain targets, and discovered and commenced development of several compounds, including the compound designated as BIIB024;

WHEREAS, pursuant to a Termination and Transition Agreement, dated as of March 31, 2011, Sunesis, Biogen Idec and Takeda agreed that (a) Takeda succeeded to the rights of Biogen Idec under the Original Agreement with respect to the Compound and certain other compounds and, in order to effectuate the foregoing, (b) effective of as March 31, 2011, (i) Sunesis and Takeda entered into that certain License Agreement (the “License Agreement”), pursuant to which, among other things, Sunesis granted Takeda license to its interest in the jointly owned intellectual property to develop and commercialize such Compound, (ii) Sunesis and Biogen Idec entered into an amendment and restatement of the Original Agreement and (iii) Takeda and Biogen Idec entered into an asset transfer agreement (the “Takeda-Biogen Agreement”);

WHEREAS, effective as of January 8, 2014, Takeda and Sunesis amended and restated the License Agreement (the “Amended and Restated License Agreement”), pursuant to which Takeda grants Sunesis rights to develop and commercialize compounds binding human 3-phosphoinositide-dependent protein kinase-1 (the “PDK Target”), but not compounds binding the Raf Target, and certain other rights with respect to such compounds;

WHEREAS, pursuant to the License Agreement and the Amended and Restated License Agreement, Takeda, among other things, developed TAK-580 (also known as BIIB024);

WHEREAS, to facilitate the Contemplated Transactions, Takeda and Sunesis are amending and restating the terms of the Amended and Restated License Agreement into two separate agreements (a) an agreement which contains the terms and conditions pursuant to which, among other things, Takeda (or its assignee) will have a license under certain intellectual property rights of Sunesis to develop and commercialize compounds binding the Raf Target (but not compounds binding the PDK Target), and certain other rights with respect to such compounds (the “Sunesis License”), and (b) an agreement, which contains the terms and conditions pursuant to which, among other things, Sunesis will have a license under certain intellectual property rights of Takeda to develop and commercialize compounds binding the PDK Target (but not compounds binding the Raf Target), and certain other rights with respect to such compounds;

WHEREAS, Takeda owns the Assigned Technology and Controls certain Know-How and Patent Rights related solely to, or otherwise necessary to Exploit, one or more Products or the Compound in the Day One Field in the Territory;

WHEREAS, pursuant to this Agreement, among other things, Takeda will sell, assign, or otherwise transfer to Day One, and Day One will purchase or otherwise acquire from Takeda, the Acquired Assets;

WHEREAS, Takeda has confidence in Day One’s ability to Develop and Commercialize the Products in the Day One in the Territory and make such product available to patients and accordingly, under specific circumstances in which all Development of Products has been discontinued, rights under the Assigned Technology and Licensed Intellectual Property would revert to Takeda on the terms and conditions set forth herein;

WHEREAS, Day One desires to obtain, and Takeda wishes to grant, certain licenses under the Licensed Intellectual Property on the terms and conditions set forth herein; and

WHEREAS, Takeda desires to obtain, and Day One wishes to grant, certain licenses for the Exploitation of Takeda Products under the Assigned Technology in the Takeda Field, on the terms and conditions set forth herein.

NOW THEREFORE, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “Acquired Assets” has the meaning set forth in Section 2.1.

1.2 “Acquiring Party” has the meaning set forth in Section 1.26.

1.3 “Adverse Event” or “AE” has the meaning set forth in 21 C.F.R. § 312.32 and generally means any untoward medical occurrence associated with the use of a product in human subjects, whether or not considered related to such product. An AE does not necessarily have a causal relationship with a product, that is, an AE can be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of such product.

1.4 “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person, for so long as such relationship continues to exist. For purposes of this definition only, “controls” and, with correlative meanings, the terms “controlled by” and “under common control with” another Person will mean:

(a) direct or indirect ownership of more than 50% of the outstanding voting securities or other voting interest of the other Person; or

(b) direct or indirect possession of the power to elect or appoint more than 50% of the members of the governing body of the other Person;

provided that in the case of jurisdictions in which the maximum percentage ownership permitted by Applicable Law for a foreign investor is less than 50%, such lower percentage will be substituted in clause 1.4(a) of the preceding sentence. Neither of the Parties will be deemed to be an “Affiliate” of the other solely as a result of their entering into this Agreement.

1.5 “Agreement” has the meaning set forth in the Preamble.

1.6 “Applicable Law” means applicable laws, statutes, rules, regulations, and other pronouncements having the effect of law of any Governmental Authority that may be in effect from time to time, including disclosure obligations required by any stock exchange or securities commission having authority over a Party and any applicable rules, regulations, guidances, or other requirements of any Regulatory Authority that may be in effect from time to time.

1.7 “Assigned Agreements” means those certain agreements to which Takeda or its Affiliates is a party that are set forth on Schedule 1.7.

1.8 “Assigned Inventory” has the meaning set forth in Section 2.1.

1.9 “Assigned Know-How” means the Know-How set forth on Schedule 1.9, which lists the Know-How Controlled by Takeda or its Affiliates that is related solely to one or more Products or the Compound and not to any other product Controlled by Takeda or any of its Affiliates.

1.10 “Assigned Patent Rights” means the Patent Rights set forth on Schedule 1.10.

1.11 “Assigned Regulatory Submissions” means the Regulatory Submissions set forth on Schedule 1.11, which lists the Regulatory Submissions that are Controlled by Takeda or its Affiliates and relate solely to one or more Products or the Compound and not to any other product Controlled by Takeda or any of its Affiliates.

1.12 “Assigned Technology” means the Assigned Know-How and the Assigned Patent Rights.

1.13 “Basket” has the meaning set forth in Section 7.4(c).

1.14 “Calendar Year” means any calendar year beginning on January 1st and ending on December 31st.

1.15 “Cap” means [*].

1.16 “Change of Control” means, with respect to a Party or any of its Affiliates: [*].

1.17 “Claims” means collectively, any and all demands, claims, actions, and proceedings (whether criminal or civil, in contract, tort, or otherwise) for Losses.

1.18 “Clinical Trial” means any clinical trial conducted in humans, including any phase I clinical trial, phase II clinical trial, phase III clinical trial, or post-Regulatory Approval clinical trial; provided, further, that treatment of patients for compassionate use, including in an expanded access program, single patient program, named patient program or a single patient IND shall not be included in determining whether a patient has been dosed thereunder.

1.19 “Code” means the Internal Revenue Code of 1986, as amended.

1.20 “Commercialization” means any and all activities directed to the marketing, promotion, distribution, offering for sale, sale, having sold, importing, having imported, exporting, having exported, or other commercialization of a pharmaceutical product, but excluding activities directed to Manufacturing, Development, or Medical Affairs. “Commercialize,” “Commercializing,” and “Commercialized” will be construed accordingly.

1.21 “Commercially Reasonable Efforts” means, with respect to the Exploitation of a Product by Day One, [*].

1.22 “Common Stock” means shares of the Day One’s common stock, par value $0.0001 per share.

1.23 “Compound” means TAK-580 and any metabolites, salts, esters, hydrates, solvates, isomers, enantiomers, crystalline forms, co-crystalline forms, amorphous forms, free acid forms, free base forms, pro-drug (including any ester pro-drug) forms, racemates, polymorphs, chelates, stereoisomers, or tautomers of TAK-580, and all optically active forms thereof.

1.24 “Confidential Information” means with respect to each Party, all Know-How or other information, including proprietary information and materials (whether or not patentable) regarding or embodying such Party’s technology, products, business information, or objectives, that is communicated by or on behalf of the Disclosing Party to the Receiving Party or its permitted recipients, including the terms and conditions of this Agreement.

1.25 “Contemplated Transactions” means, collectively, the transactions contemplated by this Agreement, other than the Series A Preferred Stock Transaction Agreements, including (a) the sale and purchase of the Acquired Assets and (b) the license of the Licensed Intellectual Property.

1.26 “Control” or “Controlled” means the possession by a Person (whether by ownership, license, or otherwise other than pursuant to this Agreement) of, (a) with respect to any tangible Know-How, the legal authority or right to physical possession of such tangible Know-How, with the right to provide such tangible Know-How to the other Party on the terms set forth herein, (b) with respect to Patent Rights, Regulatory Approvals, Regulatory Submissions, intangible Know-How, or other Intellectual Property, the legal authority or right to grant a license, sublicense, access, or right to use (as applicable) to the other Party under such Patent Rights, Regulatory Approvals, Regulatory Submissions, intangible Know-How, or other Intellectual Property on the terms set forth herein, or (c) with respect to any product, the legal authority to grant a license or sublicense (other than pursuant to this Agreement) of exclusive rights under Patent Rights that Cover such product or proprietary Know-How that is used in connection with the Manufacture, use, or Commercialization of such product, in each case ((a), (b) and (c)), without breaching or otherwise violating the terms of any arrangement or agreement with a Third Party in existence as of the time such Party or its Affiliate would first be required hereunder to grant the other Party such access, right to use, licenses, or sublicense. Notwithstanding the foregoing, in the case of any Intellectual Property that is acquired by or licensed to a Party after the Effective Date (the “Acquiring Party”) that (i)(A) with respect to any tangible Know-How within such Intellectual Property, the acquiring Party has the legal authority or right to physical possession of such tangible Know-How, with the right to provide such tangible Know-How to the other Party on the terms set forth herein, (B) with respect to Patent Rights, Regulatory Approvals, Regulatory Submissions, intangible Know-How, or other Intellectual Property within such Intellectual Property, the Acquiring Party has the legal authority or right to grant a license, sublicense, access, or right to use (as applicable) to the other Party under such Patent Rights, Regulatory Approvals, Regulatory Submissions, intangible Know-How, or other Intellectual Property on the terms set forth herein, or (C) with respect to any product within such Intellectual Property, the Acquiring Party has the legal authority to grant a license or sublicense (other than pursuant to this Agreement) of exclusive rights under Patent Rights that Cover such product or proprietary Know-How that is used in connection with the Manufacture, use, or Commercialization of such product, in each case ((A), (B), and (C)), without breaching or otherwise violating the terms of any arrangement or agreement with a Third Party in existence as of the time such Party or its Affiliate would first be required hereunder to grant the other Party such access, right to use, licenses, or sublicense, and (ii) the practice of which by the other Party solely with respect to the Compound or any Product would give rise to any payment obligation to the applicable Third Party, then such Intellectual Property will be deemed Controlled by the Acquiring Party for the purposes of the licenses granted hereunder only if such other Party agreed to pay and does in fact pay to such Third Party or the Acquiring Party, at the Acquiring Party’s election, the applicable payment obligations that are directly attributable to the use of such Intellectual Property in the Development, Manufacture, or Commercialization of the Compound or any Product by or on behalf of such other Party, its Affiliates or (sub)licensees.

1.27 “Cover”, “Covers” or “Covered” means, with respect to a particular subject matter at issue and a relevant Patent Right or individual claim in such Patent Right, as applicable, that the manufacture, use, sale, offer for sale, or importation of such subject matter would fall within the scope of one or more claims in such Patent Right or the individual claim of such Patent Right.

1.28 “Day One Field” means all fields of use for the prevention, diagnosis, or treatment of all diseases or conditions, other than the fields of use included in the Takeda Field, subject to Section 9.4.

1.29 “Day One Developed Technology” means (a) [*], and (b) [*].

1.30 “Day One Indemnitees” has the meaning set forth in Section 7.2.

1.31 “Day One Therapeutics” means any or all of Day One Therapeutics, Inc. or Day One Holdings, LLC.

1.32 “Development” means all internal and external research, development, and regulatory activities related to pharmaceutical products, including (a) research, toxicology testing and studies, non- clinical and preclinical testing, studies, and other activities, and Clinical Trials, and (b) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct Clinical Trials and to obtain, support, or maintain Regulatory Approval of a pharmaceutical product and interacting with Regulatory Authorities following receipt of Regulatory Approval in the applicable country or region for such pharmaceutical product regarding the foregoing, but excluding activities directed to Manufacturing, Medical Affairs, or Commercialization. Development will include development and regulatory activities for additional forms, formulations, or indications for a pharmaceutical product after receipt of Regulatory Approval of such product (including label expansion), including Clinical Trials initiated following receipt of Regulatory Approval or any Clinical Trial to be conducted after receipt of Regulatory Approval that was mandated by the applicable Regulatory Authority as a condition of such Regulatory Approval with respect to an approved formulation or indication (such as post-marketing studies, observational studies, implementation and management of registries and analysis thereof, in each case, if required by any Regulatory Authority in any region in the Territory to support or maintain Regulatory Approval for a pharmaceutical product in such region). “Develop,” “Developing,” and “Developed” will be construed accordingly.

1.33 “Disclosing Party” has the meaning set forth in Section 8.1(a).

1.34 “Dispute” has the meaning set forth in Section 9.6.

1.35 “Effective Date” has the meaning set forth in the Preamble.

1.36 “EMA” means the European Medicines Agency, or any successor agency with similar responsibilities.

1.37 “Excluded Assets” has the meaning set forth in Section 2.3.

1.38 “Exploit” means to Develop, Manufacture, perform or have performed Medical Affairs, Commercialize, or otherwise exploit. “Exploitation” and “Exploiting” will be construed accordingly.

1.39 “FDA” means the United States Food and Drug Administration, or any successor agency thereto.

1.40 “FFDCA” means the United States Federal Food, Drug and Cosmetic Act, as amended or supplemented from time to time.

1.41 “Fully-Diluted Basis” means, as of a specified date, (a) the number of shares of Common Stock then-outstanding, plus (b) the number of shares of Common Stock issuable upon exercise or conversion of then-outstanding convertible securities or warrants, options, or other rights to subscribe for, purchase or acquire from Day One any capital stock of Day One (which will be determined without regard to whether such securities or rights are then vested, exercisable or convertible), plus (c) all shares of Common Stock reserved for issuance pursuant to any equity incentive plan of the Day One, and plus (d) all shares of Common Stock issuable pursuant to the Series A Purchase Agreement at all closings thereunder, in each case measured on an as-converted to Common Stock basis; provided that, for clarity, “other rights to subscribe for, purchase or acquire” will not include (i) preemptive or other rights to participate in new offerings of securities by Day One, (ii) anti-dilution provisions that have not been triggered, and (iii) anti-dilution provisions that would not be triggered by the issuance of equity securities to Takeda pursuant to or in connection with the provisions of this Agreement.

1.42 “Fundamental Breaches” has the meaning set forth in Section 7.4(b)(i).

1.43 “Governmental Authority” means any court, tribunal, arbitrator, agency, commission, department, ministry, official, authority or other instrumentality of any national, state, county, city or other political subdivision.

1.44 “Grant Back License” has the meaning set forth in Section 2.5(a).

1.45 “Gross Up Taxes” has the meaning set forth in Section 3.4.

1.46 “ICH” means International Conference on Harmonization.

1.47 “IND” means, in the United States, an Investigational New Drug Application filed with the FDA as more fully defined in 21 C.F.R. §312.3, and, with respect to every other country in the Territory, the clinical trial notification, clinical trial application or other equivalent application (i.e., a filing that must be made prior to commencing clinical testing of any Product in humans) filed with the applicable Regulatory Authority in such country.

1.48 “Indemnified Party” has the meaning set forth in Section 7.3.

1.49 “Indemnifying Party” has the meaning set forth in Section 7.3.

1.50 “Intellectual Property” means all Patent Rights, rights to inventions, copyrights, design rights, trademarks, Know-How, and all other intellectual property rights (whether registered or unregistered), and all applications and rights to apply for any of the foregoing, anywhere in the world.

1.51 “IO Combo Study” means that certain clinical study under the study ID C28003.

1.52 “IRS” means the Internal Revenue Service.

1.53 “JDC” has the meaning set forth in Section 4.5.

1.54 “Know-How” means any (a) proprietary information or materials, including records, improvements, modifications, techniques, assays, chemical or biological materials, designs, protocols, formulas, data (including physical data, chemical data, toxicology data, animal data, raw data, clinical data, and analytical and quality control data), dosage regimens, control assays, product specifications, marketing, pricing and distribution costs, inventions, algorithms, technology, forecasts, profiles, strategies, plans, results in any form whatsoever, know-how, and trade secrets (in each case, whether or not patentable, copyrightable, or otherwise protectable), and (b) any physical embodiments of any of the foregoing.

1.55 “Labeling” means the healthcare professional information or patient information used in the Territory that is part of an MAA for a Product including the package insert, medication guides, company core safety information (“CCSI”), and company core data sheet (“CCDS”).

1.56 “Liability” means any obligation or liability (direct or indirect, matured or unmatured, absolute, accrued, contingent or otherwise), whether or not required by United States generally accepted accounting principles to be reflected in financial statements or disclosed in the notes thereto.

1.57 “Licensed Intellectual Property” means the Licensed Know-How and the Licensed Patents.

1.58 “Licensed Know-How” means the Know-How, other than the Assigned Know-How, that is Controlled by Takeda or its Affiliates (a) on the Effective Date and set forth on Schedule 1.58 or (b) otherwise disclosed in writing by Takeda to Day One during the Term for the purpose of Exploiting the Compound or the Products in the Day One Field in the Territory.

1.59 “Licensed Patents” means (a) all Patent Rights Controlled by Takeda on the Effective Date and set forth on Schedule 1.59 and (b) with respect to any patent set forth on Schedule 1.59, any patent applications from which such patent issued, and with respect to any such patent application (including any provisional application) in any country or international or regional patent authority, the following items, collectively: (i) all divisionals, continuations and continuations-in-part of such patent application; (ii) any patents (including certificates of correction) issuing from such patent application or any patent application described in clause (i); (iii) all patents and patent applications, in any country or international or regional patent authority, based on, corresponding to or claiming the priority date(s) of, or common priority with, such patent application or any of the patents and patent applications described in clauses (i) or (ii); (iv) all rights derived from any of the items described in clauses (i), (ii) or (iii) including any substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, re- examinations and renewals of any of the patents described in clauses (ii) or (iii).

1.60 “Losses” means losses, damages, Liabilities, costs, charges, and expenses (including reasonable attorneys’ fees).

1.61 “MAA” means a (a) New Drug Application or supplemental New Drug Application as contemplated by Section 505(b) of the FFDCA, submitted to the FDA pursuant to 21 C.F.R. § 314, including any amendments thereto, or (b) any comparable applications filed in or for countries or jurisdictions outside of the United States to obtain Regulatory Approval to Commercialize a pharmaceutical product in that country or jurisdiction.

1.62 “Manufacture” or “Manufacturing” means activities directed to manufacturing, processing, formulating, packaging, labeling, filling, finishing, assembly, quality assurance, quality control, testing, and release, shipping, or storage of any pharmaceutical product (or any components or process steps involving any product or any companion diagnostic), placebo, or comparator agent, as the case may be, including process development, qualification, and validation, scale-up, pre-clinical, clinical, and commercial manufacture and analytic development, product characterization, and stability testing, but excluding activities directed to Development, Commercialization, or Medical Affairs. “Manufacturing” and “Manufactured” will be construed accordingly.

1.63 “Medical Affairs” means activities conducted by a Party’s medical affairs departments (or, if a Party does not have a medical affairs department, the equivalent function thereof), including communications with key opinion leaders, medical education, symposia, advisory boards (to the extent related to medical affairs or clinical guidance), and other medical programs and communications, including educational grants, research grants (including conducting investigator-initiated studies), and charitable donations to the extent related to medical affairs and not to other activities that do not involve the Commercialization of Products and are not conducted by a Party’s medical affairs (or equivalent) departments.

1.64 “Notifying Party” has the meaning set forth in Section 4.8(d)(ii).

1.65 “Original Agreement” has the meaning set forth in the recitals.

1.66 “Party” means Day One or Takeda.

1.67 “Patent Rights” means any and all (a) patents, (b) patent applications, including all provisional and non-provisional applications, patent cooperation treaty (PCT) applications, substitutions, continuations, continuations-in-part, divisions and renewals, and all patent rights granted thereon, (c) all patents-of-addition, reissues, re-examinations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates and equivalents thereof, (d) inventor’s certificates, letters patent, or (e) any other substantially equivalent form of government issued right substantially similar to any of the foregoing described in subsections (a) through (d) above, anywhere in the world.

1.68 “Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture, Governmental Authority, association or other entity.

1.69 “Pharmacovigilance Agreement” has the meaning set forth in Section 4.9(a).

1.70 “Point of Contact” has the meaning set forth in Section 4.13.

1.71 “Product Trademarks” has the meaning set forth in Section 5.8.

1.72 “Products” means all products incorporating or comprising the Compound in any dosage, form or formulation, including any and all modes of administration.

1.73 “Prosecution” means the filing, preparation, prosecution (including any interferences, reissue proceedings, reexaminations, oppositions and similar proceedings), post-grant reviews, requests for patent term adjustments, and maintenance of Patent Rights. For the avoidance of doubt, Prosecution excludes any applications or requests for Patent Term Extension. When used as a verb, “Prosecute” means to engage in Prosecution.

1.74 “Raf Target” means the human Raf protein together with the Raf protein family members Raf-1, A-Raf, B-Raf, and C-Raf.

1.75 “Recall” means removal or correction of a Product following (a) notice or request of any Regulatory Authority or (b) the good faith determination by a Party that an event, incident, or circumstance has occurred that required such a recall of such Product. A Recall does not include a market withdrawal or a stock recovery.

1.76 “Receiving Party” has the meaning set forth in Section 8.1(a).

1.77 “Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of the relevant Regulatory Authority, including any pricing and/or reimbursement approval or determination necessary for the Development, Manufacture, use, import, transport, or Commercialization of Product in a particular country or jurisdiction.

1.78 “Regulatory Authority” means (a) in the US, the FDA or (b) in any other jurisdiction anywhere in the world, any regulatory body with similar regulatory authority over pharmaceutical products (including without limitation, the EMA).

1.79 “Regulatory Submissions” means any filing, application, or submission with any Regulatory Authority in support of the Development, Manufacture, Commercialization, or other Exploitation of a pharmaceutical product (including to obtain, support, or maintain Regulatory Approval from that Regulatory Authority), and all correspondence or communication with or from the relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences, or discussions with the relevant Regulatory Authority. Regulatory Submissions include all INDs, MAAs, and other applications for Regulatory Approval and their equivalents.

1.80 “Related Party” means (a) any Person to which Day One grants a sublicense under the rights granted to Day One under Section 2.4(a) or (b) any other Person to which Day One grants a license under any of the Assigned Technology. For the purposes of this Agreement, Takeda will not be considered a Related Party of Day One.

1.81 “Related Party Developed Technology” means all Know-How developed or invented by or on behalf of a Related Party in the performance of activities under this Agreement or using the Assigned Technology or Licensed Intellectual Property, and that is related to the Products or the Compound in the Day One Field, and all Patent Rights with a priority date after the Effective Date that Cover any such Know- How that, in each case, is necessary or useful to Exploit the Takeda Products in the Takeda Field in the Territory, including any such Know-How that comprises any improvement to the Compound as an active product ingredient, but, in each case, excluding any such Know-How related to, or Patent Rights Covering, [*].

1.82 “Review Material” has the meaning set forth in Section 8.6.

1.83 “SEC” means the U.S. Securities and Exchange Commission, or any successor thereto.

1.84 “Series A Preferred Stock” means the Series A Preferred Stock of Day One, $0.0001 par value per share.

1.85 “Series A Preferred Stock Transaction Agreements” has the meaning set forth in Section 3.2.

1.86 “Series A Purchase Agreement” means that certain Series A Preferred Stock Purchase Agreement, dated as of the Effective Date, by and between Day One and the purchasers of Series A Preferred Stock party thereto.

1.87 “Serious Adverse Event” or “SAE” has the meaning set forth in 21 C.F.R. § 312.32, and generally means any Adverse Event that (a) results in death, (b) is life-threatening, (c) requires inpatient hospitalization or prolongation of existing hospitalization, (d) results in persistent or significant disability or incapacity, (e) is a congenital anomaly or birth defect, or (f) based upon appropriate medical judgment is considered an important medical event that may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes listed in this definition.

1.88 “Stock Issuance Agreement” means the agreement attached hereto as Exhibit A.

1.89 “Sunesis” has the meaning set forth in the recitals.

1.90 “Sunesis License” has the meaning set forth in the recitals.

1.91 “TAK-580” means the pan-RAF kinase inhibitor previously known as BIIB024 and MLN 2480.

1.92 “TAK-580 IND” means the IND for the Product, which is number 108,340.

1.93 “Takeda-Biogen Agreement” has the meaning set forth in the recitals.

1.94 “Takeda Developed Technology” means (a) [*], and (b) [*]. For clarity, the Takeda Developed Technology excludes the Assigned Technology and the Licensed Patents.

1.95 “Takeda Development Notice” has the meaning set forth in Section 4.5(a).

1.96 “Takeda Field” means the prevention, diagnosis, or treatment of diseases or conditions that are set forth on the attached Schedule 1.96 but expressly excluding the prevention, diagnosis, or treatment of [*].

1.97 “Takeda Indemnitees” has the meaning set forth in Section 7.1.

1.98 “Takeda Licensee Developed Technology” means [*].

1.99 “Takeda Product” means any Product Developed or Commercialized by or on behalf of Takeda, its Affiliates or any of Takeda or its Affiliates respective licensees or sublicensees under this Agreement for use in the Takeda Field.

1.100 “Tax” means (a) all federal, provincial, territorial, state, municipal, local, foreign or other taxes, imposts, rates, levies, assessments and other charges in the nature of a tax, including all income, excise, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, employment, payroll, social security, unemployment, disability, escheat and unclaimed property, estimated or withholding taxes, and all customs and import duties, in each case, whether disputed or not; (b) interest, penalties, fines, additions to tax, or additional amounts imposed by any Governmental Authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Returns, (c) any Liability for the payment of any amounts of the type described in clause (a) or clause (b) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group; and (d) any Liability for the payment of any amounts as a result of being party to any tax sharing agreement or arrangement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (a), (b), or (c).

1.101 “Territory” means all of the countries of the world, and their territories and possessions.

1.102 “Third Party” means any Person other than a Party or an Affiliate of a Party.

1.103 “Third Party Action” has the meaning set forth in Section 5.5(a).

1.104 “Third Party Claim” has the meaning set forth in Section 7.1.

1.105 “Third Party Infringement” has the meaning set forth in Section 5.4(b).

1.106 “Third Party IP Agreement” means any agreement pursuant to which Day One licenses or otherwise acquires rights under any Know-How or Patent Rights controlled by a Third Party that is necessary or useful to Exploit any Product in the Day One Field in the Territory, other than the Sunesis License.

1.107 “Third Party Obligations” has the meaning set forth in Section 6.2(a).

1.108 “Trademark” means any trademark, trade name, service mark, service name, brand, domain name, trade dress, logo, slogan, or other indicia of origin or ownership, including the goodwill and activities associated with each of the foregoing.

1.109 “Transfer Plan” has the meaning set forth in Section 4.1.

1.110 “Up-Front Payment” has the meaning set forth in Section 3.1.

1.111 “Withholding Tax Action” means an assignment of all or any portion of this Agreement by Day One, Change of Control of Day One, change of jurisdiction of payments by Day One, or change of domicile by Day One that in and of itself without regard to any other circumstance causes a withholding tax obligation to arise or which increases a withholding tax obligation with respect to an amount payable to Takeda pursuant to this Agreement, except to the extent a Change of Control of Day One or change of domicile of Day One is caused by the direct or indirect ownership of Day One by Takeda or any of Takeda’s direct or indirect owners or Affiliates.

ARTICLE 2

TRANSFER OF ASSETS; GRANT OF RIGHTS

2.1 Transfer of Assets. Subject to the terms and conditions hereof, upon the Effective Date, Takeda hereby grants, sells, transfers, conveys, assigns, and delivers to Day One, and Day One agrees to purchase and receive from Takeda all of Takeda’s and its Affiliates’ rights, title, and interest in and to the following assets (the assets set forth in the following clauses (a) – (e), collectively, the “Acquired Assets”):

(a) the Assigned Patent Rights;

(b) the Assigned Know-How;

(c) the Assigned Agreements;

(d) the Assigned Regulatory Submissions; and

(e) inventory of the Compound set forth on Schedule 2.1(e) (the “Assigned Inventory”).

Upon the Effective Date, Takeda will execute and deliver to Day One the Bill of Sale assigning the Acquired Assets to Day One, substantially in the form attached hereto as Schedule 2.1.

2.2 Further Assurances. After the Effective Date, each Party will promptly take such actions as may be reasonably necessary to effect the sale, conveyance, assignment, and transfer of all Acquired Assets to Day One in a manner consistent with the assignment and delivery terms of this Agreement, and any other document or instrument contemplated hereby or thereby. Without limiting the generality of the foregoing, each Party will, from time to time (but not to exceed the date that is [*] after the Effective Date), take such actions as may be reasonably necessary to perfect the transfer of the Assigned Patent Rights to Day One, including the execution of (a) any documents needing inventor signature, a patent assignment agreement substantially in the form attached hereto as Schedule 2.2, and (b) any other patent assignments that may be reasonably required in any jurisdiction in the Territory in connection with the transfer and assignment to Day One of the Assigned Patent Rights, all in forms reasonably acceptable to Takeda and Day One. Any fees associated with the recording and other filing of assignment documents will be the sole and exclusive responsibility of Day One.

2.3 Excluded Assets. Except as expressly set forth in the licenses granted under Section 2.4, Day One is not acquiring any rights, title, or interests in, to or under the Licensed Intellectual Property (except as set forth in Section 5.1) or acquiring any assets, properties or rights, in each case, that are not Acquired Assets (collectively, the “Excluded Assets”).

2.4 License Grant to Day One.

(a) Exploitation License. Subject to the terms and conditions of this Agreement, Takeda hereby grants and agrees to grant to Day One an irrevocable, perpetual license (or sublicense to the extent applicable), with the right to grant sublicenses through multiple tiers as set forth in Section 2.4(b), in the Territory under the Licensed Intellectual Property and the Takeda Developed Technology to Exploit the Compound and the Products in the Day One Field in the Territory. The foregoing license will be exclusive with respect to the Licensed Intellectual Property and non-exclusive with respect to the Takeda Developed Technology. Day One will not, and will cause its Related Parties not to, Exploit the Compound or any Product outside of the Day One Field or Exploit any Takeda Product in the Territory for so long as the Grant Back License remains in effect.

(b) (Sub)licenses. Day One may grant to Day One Therapeutics or to any Third Party any sublicenses of the rights granted under Section 2.4(a) or any licenses or other rights to Exploit any Product, in each case, without Takeda’s prior written consent. Each sublicense of the rights granted under Section 2.4(a) or license or other grant of rights to any other Related Party to Exploit any Product, in each case, will (i) refer to and be consistent with the terms and conditions of this Agreement, (ii) will require assignment or sublicensable license (through multiple tiers) to Day One of rights to all Related Party Developed Technology, which rights will be licensed or sublicensed, and will be sufficient to so license or sublicense, to Takeda pursuant to the Grant Back License as part of the Day One Developed Technology if such Related Party Developed Technology is Controlled by Day One (as provided in the proviso to the definition of Control), and (iii) contain confidentiality terms and conditions at least as restrictive as those set forth in this Agreement. Day One will remain responsible for the failure of its Related Parties to comply with the relevant obligations under this Agreement. Unless otherwise agreed in writing by Takeda and prior to the first Change of Control of Day One that occurs after the Effective Date, Day One may not grant to any Affiliate (other than Day One Therapeutics) any sublicense of the rights granted under Section 2.4(a) or any licenses or other rights to Exploit any Product and may not engage any Affiliate (other than Day One Therapeutics) to exercise any of Day One’s rights or perform any of Day One’s obligations, in each case, under this Agreement or otherwise with respect to the Exploitation of any Compound or any Product.

(c) Assays. Takeda hereby grants and agrees to grant to Day One a fully-paid, royalty- free, worldwide, non-exclusive, perpetual, irrevocable and sublicenseable through multiple tiers license under Takeda’s rights to the assays described in Schedule 2.4(c) to use, import and Manufacture (and have Manufactured) such assays for purposes of performing its obligations and exercising its rights this Agreement and the Sunesis License.

(d) Covenant Not to Sue. Subject to Day One’s compliance with the terms and conditions of this Agreement, Takeda will not, and will cause its Affiliates to not, anywhere in the Territory, assert any legal or equitable cause of action, suit, or claim against Day One, its Affiliates, or any of its Related Parties asserting infringement of any Patent Rights Controlled by Takeda or its Affiliates as a result of Day One’s, its Affiliates, or its Related Parties’ Exploitation of the Compound or the Products.

2.5 License Grants to Takeda.

(a) Takeda Field. Subject to the terms and conditions of this Agreement, Day One hereby grants and agrees to grant to Takeda and its Affiliates an irrevocable (subject to Section 2.6), perpetual (subject to Section 2.6), license (or sublicense to the extent applicable), with the right to grant sublicenses through multiple tiers, in the Territory under the Assigned Technology and the Day One Developed Technology, solely to Exploit the Takeda Products in the Takeda Field in the Territory (the “Grant Back License”). The Grant Back License will be exclusive with respect to the Assigned Technology and the Licensed Intellectual Property and non-exclusive with respect to the Day One Developed Technology. Takeda will not, and will cause its Affiliates and sublicensees not to, Exploit the Compound or the Products outside of the Takeda Field in the Territory or any Product that is not a Takeda Product in the Territory. Each sublicense under the Grant Back License will (i) refer to and be consistent with the terms and conditions of this Agreement, (ii) will require assignment or sublicensable license (through multiple tiers) to Takeda of rights to all Takeda Licensee Developed Technology, which rights will be licensed or sublicensed, and will be sufficient to so license or sublicense, to Day One pursuant to Section 2.4(a) as part of the Takeda Developed Technology if such Takeda Licensee Developed Technology is Controlled by Takeda (as provided in the proviso to the definition of Control), and (iii) contain confidentiality terms and conditions at least as restrictive as those set forth in this Agreement. Takeda will remain responsible for the failure of its Affiliates and sublicensees hereunder to comply with the relevant obligations under this Agreement.

(b) Internal Research. Subject to the terms and conditions of this Agreement, Day One hereby grants and agrees to grant to Takeda and its Affiliates a fully paid-up, royalty free, perpetual, irrevocable, non-exclusive license to practice under the Assigned Technology solely for the purpose of conducting Takeda’s and its Affiliates’ internal, non-clinical research activities in any field, but excluding clinical Development or Commercialization of the Compound or any research activities undertaken specifically in support of clinical Development or Commercialization of the Compound.

2.6 Termination of License to Takeda.

(a) If Takeda has not dosed at least one patient with a Takeda Product in a Clinical Trial in the Takeda Field on or before the date that is [*] after the Effective Date, then the Grant Back License will automatically terminate.

(b) If Takeda has dosed at least one patient with a Takeda Product in a Clinical Trial in the Takeda Field on or before the date that is [*] after the Effective Date, and if, prior to the first commercial sale of any Takeda Product by or on behalf of Takeda, its Affiliates, licensees or sublicensees, Takeda, its Affiliates or licenses or sublicensees do not conduct any Development activities with respect to at least one Takeda Product for a continuous period of longer than [*], and such suspension of activity is not: (i) by written agreement of the Parties, or (ii) a result of Takeda’s reasonable response to guidance from or action by a Regulatory Authority in the Territory (such as a clinical hold, or a Recall or withdrawal), then Day One may, at its election, terminate the Grant Back License upon [*] prior written notice to Takeda.

2.7 No Implied Licenses, Rights or Covenants; Intent of the Parties. Except as expressly set forth in this Agreement, neither Party grants to the other Party any licenses, rights, or covenants in, to, or under any intellectual property rights owned or Controlled by such Party and each Party expressly retains all rights under such intellectual property owned or Controlled by such Party not licensed to the other Party hereunder, including, in the case of Takeda, the grant to Day One of a license to practice the Licensed Know-How to Exploit any compounds or products other than the Products and the Compound. It is the intent of the Parties that neither the entry into this Agreement, nor the terms set forth herein, will cause Takeda or any of its Affiliates to be in breach under any agreement with any Third Party in existence as of the Effective Date, including Sunesis Pharmaceuticals, Inc. and Biogen Idec MA Inc.

2.8 Negative Covenants.

(a) Day One will not, and will cause its Affiliates and direct its Related Parties not to, practice any Licensed Intellectual Property for any purpose other than as expressly authorized in this Agreement.

(b) Takeda will not, and will cause its Affiliates and direct its licensees and sublicensees not to, practice any intellectual property rights Controlled by Day One or its Affiliates (including the Assigned Technology) for any purpose other than as expressly authorized in this Agreement.

(c) If Takeda identifies any compounds binding the Raf Target, other than the Compound, that it or any of its Affiliates owns solely pursuant to, or as a result of its activities under, the Takeda-Biogen Agreement or the Sunesis License (each, an “Excluded Raf Compound”), then Takeda will not, and will cause its Affiliates and direct its licensees and sublicensees not to, Exploit any Excluded Raf Compound or any pharmaceutical product containing or comprising any Excluded Compound for any purpose.

2.9 Agreements Relating to Transfer of Acquired Assets. Takeda and Day One agree that all Intellectual Property included in the Acquired Assets will be transmitted or otherwise provided to Day One in accordance with the Transfer Plan.

ARTICLE 3

COMPENSATION

3.1 Up-Front Payment. As partial consideration for the licenses granted and assets transferred pursuant to this Agreement, within thirty (30) days following the Effective Date, Day One will pay to Takeda by certified bank check or wire transfer to an account designated by Takeda in U.S. Dollars the amount of [*] (the “Up-Front Payment”).

3.2 Series A Preferred Stock Issuance. Subject to and upon the terms and conditions of this Agreement, and as partial consideration for the license grants and transfers of assets contemplated by this Agreement, on the Effective Date Day One will issue to Takeda, and Takeda will acquire from Day One 9,857,143 duly authorized and validly issued shares of Series A Preferred Stock which is equal to [*] of the issued and outstanding capital stock of Day One on a Fully-Diluted Basis as of immediately following the consummation of the transactions contemplated by the Series A Purchase Agreement and the Stock Issuance Agreement. Takeda will, as a condition to such issuance become a party the Stock Issuance Agreement, voting agreement, right of first refusal and co-sale agreement, and investors’ rights agreement (collectively, with the Series A Purchase Agreement, such agreements, the “Series A Preferred Stock Transaction Agreements”) with Day One and/or the other purchasers of Series A Preferred Stock in connection with such financing on substantially the same terms and conditions as such other purchasers. Immediately following the closing of the issuance of Series A Preferred Stock to Takeda in accordance with this Section 3.2 and the closing pursuant to the Series A Purchase Agreement, the Series A Preferred Stock acquired by Takeda hereunder will represent no less than [*] of Day One’s outstanding capital stock on a Fully-Diluted Basis, after giving effect to the transactions contemplated by the Stock Issuance Agreement and the Series A Purchase Agreement.

3.3 Currency. All payments to Takeda hereunder will be made by deposit of USD in the requisite amount to such bank account as Takeda may from time to time designate by written notice to Day One. The Parties may vary the method of payment set forth herein at any time upon written agreement, and any change will be consistent with the Applicable Law at the place of payment or remittance.

3.4 Tax Withholding. If Day One or any of its agents is required by Applicable Law to deduct or withhold Taxes from any payment to Takeda under this Agreement, then Day One will make such deductions or withholdings as so required, will pay over such amounts to the proper Governmental Authority on Takeda’s behalf in a timely manner, and will provide Takeda with written evidence of payment of such amounts no later than [*] following such payment. If any such payment is payable (in whole or in part) in consideration other than cash and if the cash portion of any such payment is insufficient to satisfy all required Tax withholding obligations, then Day One shall retain an amount of the non-cash consideration otherwise payable equal in value to the amount required to satisfy any applicable withholding Taxes (as reasonably determined by Day One). The applicable payment under this Agreement will be decreased by such amounts; provided, however, if the Tax withholding is required as a result of a Withholding Tax Action, then Day One will increase the amount of the payment due to Takeda such that the net amount actually received by Takeda is equal to the payment due after taking into account the withholding of Tax with respect to such payment and the withholding of Tax with respect to any additional payment required to be made pursuant to this Section 3.4 (such Taxes for which additional amounts are required to be paid by Day One, the “Gross Up Taxes”). The Parties will reasonably cooperate with each other in order to reduce or eliminate applicable withholding Tax, including by providing such forms the Parties are legally able to complete and file to qualify for the benefits of a bilateral income tax treaty. Notwithstanding the foregoing, no Gross Up Tax is payable to the extent Takeda determines in good faith that it would receive a credit, refund, or other Tax attribute that would offset the economic burden of applicable withholding Taxes.

ARTICLE 4

EXPLOITATION OF THE PRODUCTS

4.1 Know-How. Takeda will provide to Day One copies of the Assigned Know-How and Licensed Know-How in accordance with the transfer plan set forth on Schedule 4.1 (the “Transfer Plan”).

Following the completion of the activities set forth in the Transfer Plan, during the [*] period following the Effective Date, Takeda will reasonably consider any requests from Day One to provide any additional Know-How not included in the Transfer Plan and that is reasonably necessary for the continued Development of the Compound or any Product, to the extent such Know-How remains within Takeda’s or any of its Affiliate’s possession and Control at the time of such request. Any such Know-How provided by Takeda (following agreement by each Party) will be included as Licensed Know-How and licensed to Day One pursuant to Section 2.4(a).

4.2 Transferred Inventory. Takeda will transfer to Day One the Assigned Inventory in accordance with the Transfer Plan. Except as set forth in Section 4.7, Takeda will have no further obligation to make any further physical inventory of the Compound or any Product available to Day One. Except as set forth in the quality materials provided with the Assigned Inventory, the Assigned Inventory transferred to Day One by Takeda under this Section 4.2 is transferred on an “as is” basis, and notwithstanding any provision to the contrary set forth in this Agreement Takeda will have no liability for any losses, claims, or damages arising from or related to Day One’s use of such Assigned Inventory.

4.3 Access to Personnel. Day One will have access, as set forth in the Transfer Plan and reasonably requested by Day One, [*], to Takeda and its Affiliates employees at reasonable times during normal business hours and upon reasonable prior notice for discussion related to the use of the Assigned Technology and the Licensed Intellectual Property in the Day One Field and for reasonable assistance with respect to the transfer of the Assigned Technology and Licensed Know-How. If Takeda agrees to provide to Day One any additional assistance beyond that which is set forth in the Transfer Plan, then Day One will reimburse any costs and expenses incurred by Takeda or any of its Affiliates in providing such access to personnel, support, and assistance beyond that set forth in the Transfer Plan.

4.4 Development Plans.

(a) Day One will have sole control over and decision-making authority with respect to Development of the Compound and the Products, other than the Development and Manufacture of Takeda Products for the use in the Takeda Field in the Territory and the Compound for use in such Takeda Products, subject to Section 9.4. Day One will establish a written development plan for each Product that contemplates all Clinical Trials and other material Development activities to be performed by or on behalf of Day One with respect to such Product in the Day One Field, including all such Development activities required to seek and obtain Regulatory Approval for such Product in the Day One Field throughout the Territory (for each Product, a “Day One Development Plan”). Day One will update each Day One Development Plan at least annually no later than [*] of each Calendar Year for so long as Day One is undertaking material Development efforts with respect to such Product, and otherwise as frequently as may be required during such period. Day One will provide each initial Day One Development Plan and update thereto to Takeda as soon as reasonably practicable following the finalization thereof.

(b) Subject to Section 9.4, Takeda will have sole control over and decision-making authority with respect to the Development and Manufacture of Takeda Products for the use in the Takeda Field in the Territory and the Compound for use in such Takeda Products. Following delivery of the Takeda Development Notice, Takeda will establish a written development plan for each Takeda Product that contemplates all Clinical Trials and other material Development activities to be performed by or on behalf of Takeda with respect to such Takeda Product in the Takeda Field, including all such Development activities required to seek and obtain Regulatory Approval for such Takeda Product in the Takeda Field throughout the Territory (for each Takeda Product, a “Takeda Development Plan”). Takeda will update each Takeda Development Plan at least annually no later than [*] of each Calendar Year for so long as Takeda is undertaking material Development efforts with respect to such Takeda Product, and otherwise as frequently as may be required during such period. Takeda will provide each initial Takeda Development Plan and update thereto to Day One as soon as reasonably practicable following the finalization thereof.

4.5 Joint Development Committee.

(a) Formation and Purpose. Promptly following Takeda’s written notice to Day One that Takeda or its Affiliates intend to Develop the Takeda Products in the Takeda Field (the “Takeda Development Notice”), the Parties will establish a Joint Development Committee (“JDC”). The purpose of the JDC will be to share information related to each Party’s Development of the Compound and the applicable Products.

(b) Membership. Each Party shall designate three representatives to serve on the JDC, each of whom will have the appropriate experience and expertise based on the stage of Development of the Products to perform its responsibilities on the JDC. The Parties may elect to vary the number of representatives from time to time; provided that, unless otherwise agreed by the Parties in writing, each Party shall have the right to designate an equal number of representatives from each Party to serve on the JDC. Either Party may designate substitutes for its JDC representatives if one or more of such Party’s designated representatives is unable to be present at a meeting. From time to time each Party may replace its JDC representatives by written notice to the other Party specifying the prior representative(s) and their replacement(s).

(c) Meetings. For so long as Takeda is undertaking material Development efforts with respect to any Takeda Product, unless otherwise agreed by the Parties, the JDC shall meet at least [*] per [*]. Additional meetings of the JDC may be held with the consent of each Party (such consent not to be unreasonably withheld, delayed or conditioned). At each meeting of the JDC, the Parties’ representatives will review and discuss each Day One Development Plan and Takeda Development Plan and the material Development activities conducted by each Party with respect to the Development of the Products or Takeda Products, as applicable, in their respective fields since the prior meeting of the JDC. The JDC will have no decision-making power, but Day One will consider in good faith any recommendations from the JDC regarding the Development of the Products in the Day One Field and Takeda will consider in good faith any recommendations from the JDC regarding the Development of the Takeda Products in the Takeda Field.

(d) Non-Member Participation. Additional representatives of each Party who are not members of the JDC having relevant experience may from time to time be invited to participate in a JDC meeting. Non-member participants who are not employees of a Party or its Affiliates shall only be allowed to attend if: (i) the other Party’s representatives have consented to the attendance (such consent not to be unreasonably withheld, delayed or conditioned); and (ii) such non-member participant is subject to confidentiality and non-use obligations at least as restrictive as those set forth in this Agreement.

(e) Disbandment of the JDC. The JDC will be dissolved effective upon the completion of all Development activities of each Party in their respective fields, or upon termination of the Grant Back License pursuant to Section 2.6.

4.6 Commercialization Activities. Subject to Section 9.4, Day One will have sole control over and decision-making authority with respect to the Commercialization of Products in the Territory, other than the Commercialization of Takeda Products in the Takeda Field in the Territory, and Takeda shall have sole control over and decision-making authority with respect to the Commercialization of Takeda Products in the Takeda Field in the Territory, in each case, including: (a) developing and executing a commercial launch and pre-launch plan; (b) marketing and promotion; (c) booking sales and distribution and performance of related services; (d) handling all aspects of order processing, invoicing and collection, inventory and receivables; (e) publications; (f) providing customer support, including handling medical queries, and performing other related functions; (g) conforming its practices and procedures in all material respects to Applicable Law relating to the marketing, detailing and promotion of Products in such Party’s field in the Territory; and (f) reviewing and approving all promotional materials for compliance with Applicable Law, including submission, where appropriate, to the applicable Regulatory Authority. Takeda and its Affiliates and sublicensees, will use reasonable efforts to ensure that each Takeda Product Commercialized by or on behalf of Takeda is in a different form or formulation from any Product Commercialized by or on behalf of Day One or its Affiliates or Related Parties.

4.7 Manufacturing.

(a) From and after the Effective Date, Day One will Manufacture (either itself or through one or more of its Affiliates or Third Party contract manufacturers) and have sole control over and decision-making authority with respect to the Manufacturing and distribution of all clinical and commercial supplies of the Compound and the Products in the Territory, other than the Manufacturing and distribution of all clinical and commercial supplies of the Takeda Products for use in the Takeda Field and the Compound for the use in the Manufacture of such Takeda Products, subject to Section 9.4. Takeda will specify in the Takeda Development Notice whether (a) Takeda desires Day One to Manufacture drug substance for use in the Manufacture of Takeda Products for use in the Takeda Field, in which case, Day One will negotiate in good faith an agreement with Takeda on customary and commercially reasonable terms providing for the supply to Takeda of drug substance for use in the Manufacture of Takeda Products in the Takeda Field, or (b) Takeda will itself Manufacture (or have Manufactured) Takeda Products for use in the Takeda Field and the Compound for use in the Manufacture of Takeda Products in the Takeda Field.

(b) From and after the Effective Date, Takeda will continue to supply and distribute Product as necessary to maintain and support those clinical trials existing as of the Effective Date and identified in the Transfer Plan, in accordance with and on the timelines set forth therein.

(c) Takeda shall provide Day One access to Takeda’s employees and consultants, and those of its contractors (including its contract manufacturers), in each case, as set forth in the Transfer Plan, to assist in technology transfer to Day One or its contract manufacturer the Assigned Know-How and Licensed Know-How that is useful or necessary to Manufacture the Compound or the Products. Such assistance shall be provided remotely. Following the completion of the activities set forth in the Transfer Plan, during the [*] period following the Effective Date, Takeda will reasonably consider any requests from Day One to provide any additional Know-How not included in the Transfer Plan and that is reasonably necessary for the Manufacture of the Compound or any Product, to the extent such Know-How remains within Takeda’s possession and Control at the time of such request. Any such Know-How provided by Takeda will be included as Licensed Know-How and licensed to Day One pursuant to Section 2.4(a).

4.8 Regulatory Matters.

(a) Transfer of Regulatory Submissions and Other Data.

(i) TAK-580 IND. Takeda will transfer to Day One copies (in electronic or other format) of the documents comprising the TAK-580 IND and all other Assigned Regulatory Submissions in accordance with the Transfer Plan. No later than [*] after Takeda’s receipt of written notice from Day One requesting the transfer of sponsorship of the TAK-580 IND to Day One, and in any event within [*] after the Effective Date, Takeda will submit to the FDA written notice of the transfer of sponsorship of the TAK-580 IND to Day One.

(ii) Interim Responsibility. Until the transfer of sponsorship of the TAK- 580 IND to Day One is effective, Takeda shall be solely responsible for maintaining the TAK-580 IND and

Takeda shall have responsibility for all communications with the FDA and all other Regulatory Authorities relating to the Compound and the Products, and Takeda will consult with Day One regarding all such communications and shall promptly provide Day One with copies of all communications to or from any Regulatory Authority with respect to the Compound or any Product, including the Manufacture thereof; provided that for so long as Takeda remains responsible for the TAK-580 IND, Takeda shall be responsible for preparing all Regulatory Submissions that are due for submission to any Regulatory Authority within such period in accordance with the Transfer Plan. Takeda shall promptly provide Day One with copies of any communications or contacts it sends to or receives from any other Governmental Authority concerning the Compound or any Product. Upon the transfer of sponsorship of the TAK-580 IND, Day One shall assume responsibility for maintaining the TAK-580 IND and for all communications with the FDA and all other Regulatory Authorities relating to the Compound and the Products, subject to Takeda’s rights under Section 4.8(c).

(iii) Costs and Cooperation. Day One will bear all Third Party expenses in connection with the transfer and assignment of all Assigned Regulatory Submissions. Subject to the terms and conditions of this Agreement, upon Day One’s written request, each Party will execute and deliver, or will cause to be executed and delivered, to the other Party such endorsements, assignments, and other documents as may be reasonably necessary to assign, convey, transfer, and deliver to Day One all of Takeda’s rights, title, and interests in and to the Assigned Regulatory Submissions, including submitting to each applicable Regulatory Authority a letter or other necessary documentation (in form and substance satisfactory to Day One), with copy to Day One, notifying such Regulatory Authority of the transfer of ownership of each TAK-580 IND assigned to Day One pursuant to Section 4.8(a)(i). Each Party will provide to the other Party a copy of their respective letters of transfer no later than [*] following submission thereof. Following the completion of the activities set forth in the Transfer Plan, during the [*] period following the Effective Date, Takeda will reasonably consider any requests from Day One to transfer, convey, assign, and deliver any Regulatory Submission that (a) is related solely to one or more Products or the Compound and not to any other product that is Controlled by Takeda or any of its Affiliates, (b) remains in Takeda’s possession and Control, and (c) is reasonably necessary for the continued Development or Regulatory Approval of the Compound or any Product, to the extent such Regulatory Submission remains within Takeda’s or any of its Affiliate’s possession and Control at the time of such request. Any such Regulatory Submission provided by Takeda (following agreement by each Party) will be included in the Assigned Regulatory Submissions.

(b) Day One Responsibilities. Subject to Applicable Law and this Section 4.8(b), Day One will, at its sole expense, oversee, monitor, and manage all regulatory interactions, communications, and filings with, and submissions to, Regulatory Authorities with respect to the Products and the Compound in the Day One Field in the Territory; provided that Day One will provide Takeda with a copy of all proposed material Regulatory Submissions filed with or submitted to any Regulatory Authority for Takeda’s review and comment sufficiently in advance of Day One’s filing or submission thereof, and Day One will reasonably consider in good faith incorporating comments received from Takeda into such Regulatory Submissions, subject to Section 9.4. Subject to Section 4.11, Day One will have final decision making authority regarding all regulatory activities, including the Labeling strategy and the content of submissions with respect to the Compound and all Products, subject to the terms and conditions of this Agreement, other than the Takeda Products and the Compound for the use in the Manufacture of Takeda Products in the Takeda Field.

(c) Takeda Responsibilities. Subject to Applicable Law, Section 9.4 and this Section 4.8(c), Takeda will, at its sole expense, oversee, monitor, and manage all regulatory interactions, communications, and filings with, and submissions to, Regulatory Authorities with respect to the Takeda Products and the Compound for use in the Manufacture of Takeda Products in the Takeda Field in the Territory; provided that Takeda will provide Day One with a copy of all proposed material Regulatory

Submissions filed with or submitted to any Regulatory Authority for Day One’s review and comment sufficiently in advance of Takeda’s filing or submission thereof, and Takeda will reasonably consider in good faith incorporating comments received from Day One into such Regulatory Submissions. Subject to Section 4.11 and Section 9.4, Takeda will have final decision making authority regarding all regulatory activities, including the Labeling strategy and the content of submissions with respect to the Takeda Products and the Compound for the use in the Manufacture of Takeda Products in the Takeda Field, subject to the terms and conditions of this Agreement. Notwithstanding any provision to the contrary set forth in this Agreement, Takeda shall have sole control over and decision making authority with respect to the IO Combo Study and any Regulatory Submissions relating thereto, provided that Takeda will provide to Day One a copy of the final clinical study report for the IO Combo Study, which report Takeda may redact to the extent not related to TAK-580.

(d) Cooperation, Meetings, and Sharing Final Materials.

(i) Ongoing Cooperation. The Parties will cooperate with each other to achieve the regulatory objectives contemplated herein in a timely, accurate, and responsive manner, including using reasonable efforts to coordinate the regulatory strategy in the Day One Field and Takeda Field such that it is consistent with the overall objective of facilitating Regulatory Approvals of one or more Products in the Day One Field and one or more Takeda Products in the Takeda Field in the Territory. Each Party will assist the other Party, as is reasonably necessary, in order for such Party to obtain and maintain each applicable IND and MAA for the Compound and the Products for which such Party bears responsibility under this Agreement, including in connection with the preparation and filing of such Party’s Regulatory Submissions. Each Party will assist the other Party as reasonably requested in connection with chemistry, manufacturing, and controls data and the preparation and filing of Regulatory Submissions related to the Manufacture of the Compound and the Products in the Territory, at the requesting Party’s expense (without limiting Takeda’s obligations under Sections 4.1, 4.3, or 4.7(c)). Upon a Party’s reasonable request, the other Party will provide or otherwise make available to the requesting Party relevant internal regulatory documents, such as notes and preparation materials, and any materials documenting any clarifications (whether orally or otherwise) regarding any Regulatory Submissions transferred to the requesting Party from the other Party hereunder or with respect to which the requesting Party has a right of reference, at the requesting Party’s expense (without limiting Takeda’s obligations under Sections 4.1, 4.3, or 4.7(c)).

(ii) Meetings. Each Party (the “Notifying Party”) will promptly notify the other Party of any request made by or on behalf of such Notifying Party for a meeting or substantive telephone conference call with a Regulatory Authority with respect to the Compound or any Product. Upon such other Party’s written request, the Notifying Party will request that the Regulatory Authority permit at least one (1) employee or regulatory consultant (who is bound by written confidentiality terms and conditions at least as restrictive as those set forth in this Agreement) from such other Party with relevant regulatory experience to observe and participate in any such meeting or conference call; provided that Day One’s right to observe and participate in such meetings or calls where Takeda is the Notifying Party will be limited to activities related to the Day One Field, and Takeda’s right to observe and participate in such meetings or calls where Day One is the Notifying Party will be limited to activities related to the Takeda Field. To the extent permitted by such Regulatory Authority and Applicable Law, such other Party will have the right to observe and, as applicable, participate in any such meeting or conference call. The foregoing rights and obligations will apply with respect to meetings or conferences initiated by the Notifying Party or by a Regulatory Authority. The Notifying Party will promptly furnish the other Party with copies of all substantive contact reports concerning substantive conversations or minutes from any substantive meetings with a Regulatory Authority with respect to any Product.

(iii) Sharing of Regulatory Submissions and Approvals. Each Party will keep the other Party reasonably informed regarding the status and progress of material Regulatory Submissions with respect to the Products in such Party’s field, including (i) providing the other Party with a copy of all written correspondence from a Regulatory Authority involving a Regulatory Submission for any Product; (ii) notifying the other Party of major topic made by oral correspondence from a Regulatory Authority involving a Regulatory Submission; (iii) providing the other Party with a copy of each Regulatory Submission to be submitted to the FDA or EMA in advance of submission to the relevant Regulatory Authority; (iv) providing the other Party with a copy of all final Regulatory Submissions promptly after submission to the relevant Regulatory Authority; and (v) promptly informing the other Party regarding the receipt or denial of Regulatory Approval for any Product obtained or denied; provided, however, that in all circumstances, each Party will inform the other Party of such event prior to its public disclosure.

(iv) Each Party’s rights and obligations under this Section 4.8(d) are subject to Section 9.4.

(e) Day One’s Right of Reference. Subject to the terms and conditions of this Agreement and without expanding any of the rights granted to Day One under Section 2.4, Takeda hereby grants to Day One (or its Affiliates or its Related Parties) access to, and a right of reference with respect to, any Regulatory Submissions and corresponding documentation to the extent related to the Product in the Day One Field and Controlled by Takeda, solely for the purposes of Exploiting the Compound and the Products in the Day One Field in the Territory. Takeda agrees to execute, acknowledge, and deliver any further documents or instruments and to perform all such other acts as may be necessary or appropriate in order to effect such right of reference.

(f) Takeda’s Right of Reference. Subject to the terms and conditions of this Agreement, including Section 9.4, and without expanding any of the rights granted to Takeda under Section 2.5, Day One hereby grants to Takeda (or its Affiliates or its designees) access to, and a right of reference with respect to, any Regulatory Submissions and corresponding documentation to the extent related to the Takeda Products in the Takeda Field and Controlled by Day One at any time during the Term, solely for the purposes of Exploiting the Takeda Products in the Takeda Field in the Territory and the Compound for the use in the Manufacture of such Takeda Products. Day One agrees to execute, acknowledge, and deliver any further documents or instruments and to perform all such other acts as may be necessary or appropriate in order to effect such right of reference.

4.9 Pharmacovigilance Agreement and Safety Data Exchange.

(a) Pharmacovigilance Agreement. Not later than [*] following the receipt of a Takeda Development Notice, the Parties will execute a pharmacovigilance agreement on reasonable and customary terms that will provide, among other things, guidelines and responsibilities for (i) the receipt, investigation, recording, review, communication, reporting, and exchange between the Parties of Adverse Event reports and other safety information relating to the Products and the Compound in their respective fields, (ii) appropriate reconciliation procedures to ensure adequate and compliant exchange of safety data, (iii) contact with Regulatory Authorities with respect to the foregoing, and (iv) the maintenance of a global safety database with respect to the Products, in each case ((i) – (iv)), in accordance with Applicable Law (the “Pharmacovigilance Agreement”). The Pharmacovigilance Agreement will contain terms no less stringent than those required by ICH or other applicable guidelines in order to allow the Parties to meet the applicable regulatory and legal requirements regarding the management of safety data in their respective territories.

(b) Safety Data Exchange. Until the Pharmacovigilance Agreement is entered into by the Parties, the Parties will exchange any and all relevant safety data relating to the Products and the

Compound in their respective fields within appropriate timeframes and in an appropriate format to ensure compliance with the reporting requirements of all applicable Regulatory Authorities on a worldwide basis. Without limiting the generality of the foregoing, each Party will provide written notification to the other Party within [*] for Serious Adverse Events, and within [*] for non-Serious Adverse Events. In addition, to the extent requested by a Party, the other Party will promptly provide to such Party any other information or materials that such Party may require to provide to any Regulatory Authority with respect to any such Serious Adverse Event or Adverse Event. Each Party’s rights and obligations under this Section 4.9(b) are subject to Section 9.4.

4.10 Clinical Trial Holds; Recalls.

(a) Clinical Trial Holds. Each Party will promptly (but in any event within [*]) inform the other Party in the event that any Clinical Trial for a Product is suspended, put on hold, or terminated in its respective field prior to completion thereof as a result of any action by a Regulatory Authority or such Party voluntarily.

(b) Recalls. Each Party will promptly notify the other Party upon its determination that any event, incident, or circumstance has occurred that may result in the need for a Recall, market withdrawal, or stock recovery of a Product (but in no event later than [*] and in all cases prior to the execution of such Recall, market withdrawal, or stock recovery). For all such Recalls, the Parties will reasonably consult with each other with respect to the actions to be taken to address such Recall. Subject to the foregoing, as between the Parties, Day One will be responsible for execution of all Recalls, market withdrawals, and stock recoveries that are taken with respect to any Product Commercialized by or on behalf of Day One or its Related Parties (a “Day One Recall”), and Takeda will be responsible for execution of all Recalls, market withdrawals, and stock recoveries that are taken with respect to any Takeda Product Commercialized by or on behalf of Takeda or any of its Affiliates or (sub)licensees (a “Takeda Recall”). As between the Parties, all expenses incurred in connection with any Day One Recall (including expenses for notification, destruction, and return of the affected Product and any refund to customers of amounts paid for such Product) will be the sole responsibility of Day One unless otherwise agreed by the Parties in a separate definitive agreement and all expenses incurred in connection with any Takeda Recall (including expenses for notification, destruction, and return of the affected Takeda Product and any refund to customers of amounts paid for such Product) will be the sole responsibility of Takeda unless otherwise agreed to in writing by the Parties.

4.11 Labeling Information Exchange. Subject to Section 9.4, the Parties will cooperate to develop methods and procedures for sharing information related to Labeling for each Product; provided that Day One will have final decision making authority with respect to the development and management of Labeling information for each Product Commercialized by Day One at its expense and Takeda will have final decision making authority with respect to the development and management of Labeling information for each Takeda Product Commercialized by Takeda in the Takeda Field at its expense.

4.12 Diligence. Day One will use Commercially Reasonable Efforts to Develop and seek Regulatory Approval for at least [*] in the Day One Field in either the United States or one of the United Kingdom, Germany, Italy, France, or Spain. Following receipt of Regulatory Approval for a Product in the Day One Field in such country in the Territory, Day One will use Commercially Reasonable Efforts to Commercialize such Product in such country.

4.13 Point of Contact. Promptly following the Effective Date, Day One and Takeda shall each appoint an individual to be its point of contact (“Point of Contact”) with responsibility for (a) during the first year following the Effective Date, facilitating the performance and completion of the Transfer Plan, and (b) all other communication between the Parties under this Agreement. The Point of Contact shall facilitate resolution of potential and pending issues and potential disputes to enable the parties to seek to reach consensus and avert escalation of such issues or potential disputes.

4.14 Pass-Through Payment Obligations.

(a) Sunesis License. Takeda shall pay to Day One or Sunesis, at Day One’s election, (i) any development milestones due to the Sunesis License to the extent directly attributable to the Development of the Takeda Product and in a manner consistent with the applicable provisions of the Sunesis License, as set forth on Schedule 4.14(a), provided that, in the event Development of the Product by Day One would cause such development milestones to come due, but for the Development of the Takeda Product, then Day One will reimburse Takeda any such amounts paid by Takeda, and (ii) any sales milestone or royalty amounts due to Sunesis under the Sunesis License to the extent directly attributable to the sale of the Takeda Product and in manner consistent with the applicable provisions of the Sunesis License, as set forth on Schedule 4.14(a).

(b) Future Third Party Intellectual Property.

(i) If Day One intends to obtain rights to any Intellectual Property from a Third Party after the Effective Date that, if Controlled by Day One, would be within the rights licensed or granted to Takeda hereunder, then Day One will provide Takeda written notice of its intent to acquire such rights. Following such written notice, the Parties will discuss (A) any milestone, royalty, or sales-based payment obligations to such Third Party that would be payable solely as a result of the Development, Manufacture or Commercialization of the Compound or any Product by or on behalf of Takeda or its Affiliates or (sub)licensees, (B) a reasonable allocation of any other payments required to be paid to such Third Party with respect to such Intellectual Property rights, and (C) and any other terms and conditions under which such Intellectual Property rights were granted by such Third Party that would be applicable to the rights licensed or granted to Takeda hereunder. Such Intellectual Property rights will be deemed Controlled by Day One and included within the rights licensed or granted to Takeda hereunder only if, within [*] after receipt of such written notice from Day One and prior to Day One entering into an agreement with such Third Party with respect to such Intellectual Property Rights, Takeda and Day One reach written agreement on the payment obligations described in clauses (A) and (B) above and to the other terms and conditions described in clause (C) above. Takeda may, in its sole discretion, decline to agree to the payment and other obligations described in clauses (A) through (C) above, in which case such Intellectual Property, if acquired or licensed by Day One, will not be deemed Controlled by Day One for the purposes of this Agreement.

(ii) If Takeda intends to obtain rights to any Intellectual Property from a Third Party after the Effective Date that, if Controlled by Takeda, would be within the rights licensed or granted to Day One hereunder, then Takeda will provide Day One written notice of its intent to acquire such rights. Following such written notice, the Parties will discuss (A) any milestone, royalty or sales-based payment obligation to such Third Party that would be payable solely as a result of the Development, Manufacture or Commercialization of the Compound or any Product by or on behalf of Day One or its Affiliates or (sub)licensees, (B) a reasonable allocation of any other payments required to be paid to such Third Party with respect to such Intellectual Property rights, and (C) and any other terms and conditions under which such Intellectual Property rights were granted by such Third Party that would be applicable to the rights licensed or granted to Day One hereunder. Such Intellectual Property rights Takeda will be deemed Controlled by Takeda and included within the rights licensed or granted to Day One hereunder only if, within [*] after receipt of such written notice from Takeda and prior to Takeda entering into an agreement with such Third Party with respect to such Intellectual Property rights, Day One and Takeda reach written agreement on the payment obligations described in clauses (A) and (B) above and to the other terms and conditions described in clause (C) above. Day One may, in its sole discretion, decline to agree to the payment and other obligations described in clauses (A) through (C) above, in which case such Intellectual Property, if acquired or licensed by Takeda, will not be deemed Controlled by Takeda for the purposes of this Agreement.

(iii) If Development of the Product by the non-Acquiring Party causes a development milestone payment to become due under an agreement entered into pursuant to Section 4.14(b)(i) or Section 4.14(b)(ii) between the Acquiring Party and a Third Party, which development milestone payment would have become due as a result of Development of the Product by the Acquiring Party but for the Development of the Product by the non-Acquiring Party, then the non-Acquiring Party will reimburse the Acquiring Party for the applicable development milestone payment to the extent required to achieve the agreement of the Parties reached pursuant to Section 4.14(b)(i) or Section 4.14(b)(ii), as applicable.

4.15 Patent Assignments. Takeda covenants and agrees that as soon as practicable, and in any event within [*] following the Effective Date, it will provide to Day One complete and accurate copies of the patent assignments set forth on Schedule 4.15.

ARTICLE 5

INTELLECTUAL PROPERTY

5.1 Ownership. Day One will own all Know-How developed or invented by or on behalf of Day One in the performance of activities related to the Products or the Compound in the Day One Field and all Patent Rights with a priority date after the Effective Date that Cover any such Know-How. Takeda will own all Know-How developed or invented by or on behalf of Takeda in the performance of activities related to the Takeda Products or the Compound for use of the Manufacture of Takeda Products in the Takeda Field and all Patent Rights that Cover any such Know-How; provided that upon termination of the Grant Back License, to the extent requested by Day One following such termination, Takeda will assign and transfer to Day One or its designee all such Know-How and all Patent Rights that Cover any such Know- How. All determinations of inventorship under this Agreement will be made in accordance with U.S. patent law.

5.2 Know-How Disclosure. Subject to Section 9.4, the Parties will as soon as reasonably practicable disclose to each other in writing any Know-How within the Day One Developed Technology or Takeda Developed Technology, as applicable, conceived or reduced to practice, which disclosure may be made on a [*] basis after such conception or reduction to practice, but no later than [*] after the applicable Party’s intellectual property department or patent prosecution counsel receives notice of such conception or reduction to practice.

5.3 Patent Prosecution.

(a) Patent Prosecution and Maintenance. Immediately upon Takeda’s transfer of the Assigned Patent Rights to Day One, as between the Parties, Day One will have the sole right to control Prosecution of the Assigned Patent Rights in the Territory in Day One’s name at Day One’s sole cost and expense. Subject to Section 9.4, Day One will keep Takeda reasonably informed of all substantive matters relating to Prosecution of the Assigned Patent Rights and will consider in good faith the comments, requests, and suggestions of Takeda with respect to strategies for Prosecuting the Assigned Patent Rights.

(b) Cooperation in Patent Prosecution. Takeda will, and will cause its Affiliates to, reasonably assist Day One or its designee and cooperate in any Prosecution of the Assigned Patent Rights or Patent Rights Covering any of the Assigned Technology at Day One’s expense. Such cooperation includes executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to enable Day One to apply for and to prosecute Patent Rights in any country claiming any Assigned Technology.

5.4 Enforcement of Patent Rights.

(a) Notice. If either Party receives notice of or otherwise becomes aware of any alleged or threatened infringement, misappropriation, or any other violation of any Assigned Patent Rights granted by a jurisdiction within the Territory, then it will promptly notify the other Party thereof in writing, including providing evidence of infringement or the claim of invalidity or unenforceability reasonably available to such Party.

(b) Enforcement of Assigned Patent Rights. As between the Parties, Day One will have the sole right (but not the obligation), except as provided in this Section 5.4(b) and Section 5.4(c)(i), at its sole expense, to control enforcement of the Assigned Patent Rights against any actual or threatened infringement, misappropriation, or other violation by a Third Party of any Assigned Patent Rights (“Third Party Infringement”), provided that Takeda will have the first right (but not the obligation), at its sole expense, to control enforcement of the Assigned Patent Rights against any Third Party Infringement relating solely to one or more Takeda Products in the Takeda Field, except as provided in Section 5.4(c)(ii). The non-enforcing Party will reasonably cooperate with the enforcing Party in any such Third Party Infringement action, at the enforcing Party’s expense. The enforcing Party will give the non-enforcing Party timely notice of any proposed settlement of any such action instituted by the enforcing Party and will not, without the prior written consent of the non-enforcing Party, enter into any settlement that would (i) give rise to any financial liability or obligation of the non-enforcing Party or its Affiliates or require an admission of liability, wrongdoing or fault or waiver of rights of the non-enforcing Party or its Affiliates; or (ii) impair the non-enforcing Party’s rights under any Assigned Patent Rights or this Agreement.

(c) Step-in Right to Enforce Assigned Patent Rights.

(i) With respect to any Third Party Infringement that does not solely relate to one or more Takeda Products in the Takeda Field, Day One will have a period of [*] after its receipt of notice of such Third Party Infringement to elect to so enforce the Assigned Patent Rights (or to settle or otherwise secure the abatement of such infringement). If Day One fails to commence a suit to enforce the applicable Assigned Patent Rights or to settle or otherwise secure the abatement of such infringement within such period, then Takeda may commence a suit or take action to enforce such Assigned Patent Rights against such Third Party at its own cost and expense in accordance with this Section 5.4(c)(i), and Day One will reasonably cooperate with Takeda in such action at Takeda’s expense. Takeda will give Day One timely notice of any proposed settlement of any such action instituted by Takeda and will not, without the prior written consent of Day One, enter into any settlement that would (A) give rise to any financial liability or obligation of Day One or its Affiliates or require an admission of liability, wrongdoing or fault or waiver of rights of Day One or its Affiliates; or (B) impair Day One’s rights under any Assigned Patent Rights or this Agreement.

(ii) With respect to any Third Party Infringement that solely relates to one or more Takeda Products in the Takeda Field, Takeda will have a period of [*] after its receipt of notice of such Third Party Infringement to elect to so enforce the Assigned Patent Rights (or to settle or otherwise secure the abatement of such infringement). If Takeda fails to commence a suit to enforce the applicable Assigned Patent Rights or to settle or otherwise secure the abatement of such infringement within such period, then Day One may commence a suit or take action to enforce such Assigned Patent Rights against such Third Party at its own cost and expense in accordance with this Section 5.4(c)(ii), and Takeda will reasonably cooperate with Day One in such action at Day One’s expense. Day One will give Takeda timely notice of any proposed settlement of any such action instituted by Day One and will not, without the prior written consent of Takeda, enter into any settlement that would (A) give rise to any financial liability or obligation of Takeda or its Affiliates or require an admission of liability, wrongdoing or fault or waiver of rights of Takeda or its Affiliates; or (B) impair Takeda’s rights under any Assigned Patent Rights or this Agreement.

(iii) The Parties acknowledge that, notwithstanding any provision to the contrary set forth in this Agreement, the rights granted to Takeda with respect to the enforcement of the Assigned Patent Rights pursuant to this Section 5.4 are subject to Sunesis’ rights under the Sunesis License.

(d) Cooperation. Each Party will provide to the Party enforcing any such rights under this Section 5.4 reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by Applicable Law to pursue such action or providing the enforcing Party any reasonably requested documentation or other materials. The enforcing Party will keep the other Party regularly informed of the status and progress of such enforcement efforts, including providing the other Party a reasonably opportunity to comment on the enforcing Party’s determination of litigation strategy and the filing of important papers to the competent court and the enforcing Party will consider such comments in good faith.

(e) Expenses. Subject to Section 5.4(f), the enforcing Party will be solely responsible for all expenses arising from a suit or action with respect to a Third Party Infringement. The Party not bringing an action with respect to a Third Party Infringement in the Territory under this Section 5.4 will be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party will at all times cooperate fully with the Party bringing such action.

(f) Recoveries. Any recoveries resulting from an action or settlement relating to a claim of Third Party Infringement will first be applied to reimburse the initiating Party’s reasonable and documented out-of-pocket costs and expenses incurred in connection therewith and, with respect to any remaining recoveries, will be retained by the initiating Party.

(g) Termination of Grant Back License. Each Party’s rights and obligations under this Section 5.4 are subject to Section 9.4.

5.5 Defense of Patent Rights.

(a) Notice. Each Party will promptly notify the other Party in writing if it receives notice or otherwise becomes aware of any Third Party’s claim or assertion that any Product infringes any Patent Right granted by a jurisdiction within the Territory (a “Third Party Action”).

(b) Defense. As between the Parties, (i) Day One will have the first right (but not the obligation), at its sole expense, to control defense of any Third Party Action related to Day One’s Exploitation of any Product in the Day One Field, and (ii) Takeda will have the first right (but not the obligation), at its sole expense, to control defense of any Third Party Action solely related to Takeda’s Exploitation of any Product in the Takeda Field. The non-controlling Party will reasonably cooperate with the controlling Party in any such Third Party Action, at the controlling Party’s expense. The controlling Party will give the non-controlling Party timely notice of any proposed settlement of any such Third Party instituted by the controlling Party and will not, without the prior written consent of the non-controlling Party, enter into any settlement that would (A) give rise to any financial liability or obligation of the non- controlling Party or its Affiliates or require an admission of liability, wrongdoing or fault or waiver of rights of the non-controlling Party or its Affiliates; or (B) impair the non-controlling Party’s rights under any Assigned Patent Rights or this Agreement.

(c) Takeda Step-in Right to Defend Assigned Patent Rights. With respect to any Third Party Action that does not solely relate to the Takeda Field, if Day One does not take any steps to defend such Third Party Action within [*] after its receipt of notice thereof, then Takeda will have the right and option to do so at its own cost and expense in accordance with this Section 5.5(c). Day One will reasonably cooperate with Takeda in the defense of any such Third Party Action controlled by Takeda, at Takeda’s expense. Takeda will give Day One timely notice of any proposed settlement of any such Third Party Action and will not, without the prior written consent of Day One, enter into any settlement that would (a) give rise to any financial liability or obligation of Day One or its Affiliates or require an admission of liability, wrongdoing or fault or waiver of rights of Day One or its Affiliates; or (b) impair Day One’s rights under any Assigned Patent Rights or this Agreement.

(d) Cooperation. The non-defending Party will reasonably assist and cooperate with the Party conducting the defense of a Third Party Action, including if required to conduct such defense, furnishing a power of attorney.

(e) Termination of Grant Back License. Each Party’s rights and obligations under this Section 5.5 are subject to Section 9.4.

5.6 Drug Price Competition and Patent Right Restoration Act. Each Party will promptly, and in any event at least [*] before any time limit set forth in an Applicable Law or regulation, including the time limits set forth under the Hatch-Waxman Act (21 U.S.C. § 355), give written notice to the other Party of any certification of which it becomes aware filed pursuant to 21 U.S.C. Section 355(b)(2)(A) (or any amendment or successor statute thereto) claiming that any Assigned Patent Rights Covering any Product, or the Exploitation thereof, are invalid or unenforceable, or that infringement will not arise from the Exploitation of a Product by a Third Party.

5.7 Listing of Patent Rights. Day One will have the sole right to determine which of the Assigned Patent Rights, if any, will be listed for inclusion in the Approved Drug Products with Therapeutic Equivalence Evaluations pursuant to 21 U.S.C. Section 355, or any successor law in the United States, together with any comparable laws in any other country in the Territory. The foregoing rights of Day One will be exercised only in consultation with Takeda, and Takeda will have the prior right to review and comment on any Patent Right listing. Day One will incorporate Takeda’s reasonable comments into such listings. Each Party’s rights and obligations under this Section 5.7 are subject to Section 9.4.

5.8 Trademarks. Each Party has the right to use any Trademark it Controls for the Commercialization of Products in its respective field, and each Party and its Affiliates will retain all rights, title, and interest in and to its and their respective corporate names and logos. Each Party will have discretion over the Trademarks to be exclusively used in connection with the Commercialization of such Product (the “Product Trademarks”) to be used by such Party in connection with the Commercialization of a Product in its respective field, subject to the other Party’s right to review and comment on such Product Trademarks, other than any Trademarks comprising any corporate name or logo, prior to their use in any Commercialization of such Product. The Parties will coordinate to ensure that any Product Trademark proposed to be used by a Party in Commercializing a Product are sufficiently distinctive from, and do not cause confusion with, the other Party’s existing or proposed Product Trademarks in its respective field. Each Party will solely own and be solely responsible for applying for and maintaining registrations of the Product Trademarks, in its respective field (including payment of expenses associated therewith), and all goodwill associated therewith will inure to the benefit of such Party. Each Party will be responsible for all expenses incurred by such Party to apply for and maintain such Product Trademarks and assume full responsibility, at its sole expense, for any infringement of its Product Trademarks by a Third Party. Each Party’s rights and obligations under this Section 5.8 are subject to Section 9.4.

ARTICLE 6

REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party as of the Effective Date as follows:

(a) Organization. It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

(b) Binding Agreement. This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

(c) Authorization. The execution, delivery, and performance of this Agreement by such Party have been duly authorized by all necessary corporate action and do not conflict with any agreement, instrument, or understanding, oral or written, to which it is a party or by which it is bound, nor violate any Applicable Law or any order, writ, judgment, injunction, decree, determination, or award of any court or governmental body, or administrative or other agency presently in effect applicable to such Party.

(d) No Further Approval. It is not aware of any government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Law, currently in effect, necessary for, or in connection with, the transactions contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements (save for Regulatory Approvals and similar authorizations from Regulatory Authorities necessary for the Exploitation of the Compound and the Products as contemplated hereunder).

(e) No Inconsistent Obligations. Neither Party is under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder.

6.2 Takeda Representations. Takeda represents and warrants to Day One as follows as of the Effective Date:

(a) Third Party Payments. There are no agreements between Takeda or its Affiliates and any Third Party granting rights in the Assigned Patent Rights, other than Sunesis’ ownership interest in any such Patent Rights pursuant to the Sunesis License.

(b) Third Party Obligations. To Takeda’s knowledge, without any independent investigation, other than any payment obligations under the Sunesis License, no financial or other obligations will arise under any written agreement between Takeda or any of its Affiliates and any Third Party as a result of the assignment to Day One of the Assigned Technology (“Takeda Third Party Obligations”).

(c) Sufficient Rights. Takeda or its Affiliates is the sole and exclusive owner of the Acquired Assets (and the inventions claimed in any Assigned Patent Right), other than Sunesis’ ownership interest in any such Patent Rights pursuant to the Sunesis License, with good and marketable title thereto, all of which is free and clear of any claims, liens, charges, or encumbrances (other than those entered into in the ordinary course of business). Takeda has all rights necessary to grant the rights and licenses under (i) the Licensed Intellectual Property and rights of reference to Regulatory Submissions, in each case, Controlled by Takeda or any of its Affiliates as of the Effective Date, that it grants to Day One in this Agreement.

(d) Completeness of Assigned Patent Schedule. Schedule 1.10 is a complete and accurate list of all Patent Rights Controlled by Takeda that Cover the Compound or one or more Products or the Exploitation thereof, and not any other product or compound Controlled by Takeda or any of its Affiliates. The Assigned Patent Rights include (i) Takeda’s interest in all Patent Rights jointly owned by Takeda and Sunesis, (ii) all Patent Rights in the Development Technology (as defined in the Sunesis License), and (iii) all Patents Rights that Takeda Controls as of the Effective Date that were assigned to Takeda under the Takeda-Biogen Agreement, in each case ((i) through (iii)), that Cover the Compound or one or more Products or the Exploitation thereof.

(e) Registration and Maintenance. To Takeda’s knowledge, without any independent investigation, all registrations and applications for the Assigned Patent Rights are valid, enforceable, and subsisting. Except as stated therein, no registration, or application therefor, for any of the Assigned Patent Rights has lapsed, expired, been abandoned, or been withdrawn, and no such registrations, or applications therefor, are the subject of any opposition, interference, cancellation, inter partes review, post-grant review, or other legal or governmental proceeding pending before any Governmental Authority (other than standard patent prosecution before a patent office). To Takeda’s knowledge, each of the Assigned Patent Rights properly identifies each and every inventor of the claims therein as determined in accordance with Applicable Law of the jurisdiction in which such Assigned Patent Right is issued or such application is pending. There are no actions that are required to be taken within [*] of the Effective Date hereof with respect to the Assigned Patent Rights, including the payment of any registration, maintenance or renewal fees or the filing of any response to the United States Patent and Trademark Office actions or foreign equivalents. Takeda has provided or otherwise made available to Day One current, true and complete copies of all Assigned Patent Rights.

(f) Non-Infringement. There is no claim pending by Takeda alleging that a Third Party is or was infringing, misappropriating, or otherwise violating the Assigned Technology or the Licensed Intellectual Property, and, to Takeda’s knowledge, as of the Effective Date, the Exploitation of the Compound or the Products does not infringe or misappropriate any Patent Right or other Intellectual Property of any Third Party.

(g) Completeness of Assigned Agreements Schedule. Schedule 1.7 is a complete and accurate list of all agreements to which Takeda or one or more of its Affiliates is a party that relate solely to the Exploitation of one or more Products or the Compound and not to any other product Controlled by Takeda or any of its Affiliates.

(h) Absence of Litigation and Claims. To Takeda’s knowledge, without any independent investigation, Takeda and its Affiliates have not received any notices or correspondence from the FDA or any other Governmental Authority requiring the termination, suspension, or material modification of any preclinical study or Clinical Trial of a Product or Compound conducted by or on behalf of Takeda or its Affiliates. To Takeda’s knowledge, without any independent investigation, none of the Acquired Assets is subject to any order, writ, injunction, judgment, decree, ruling, award, assessment or arbitration award of any Governmental Authority.

6.3 Mutual Covenants.

(a) No Debarment. Neither Party nor any of its Affiliates will engage, in any capacity, in connection with this Agreement, any Person who either has been debarred by such a Regulatory Authority, or is the subject of a conviction described in Section 306 of the FFDCA. Each Party will inform the other Party in writing promptly if it or any Person engaged by such Party or any of its Affiliates who is performing any activities under or in connection with this Agreement is debarred or is the subject of a conviction described in Section 306 of the FFDCA, or if any action, suit, claim, investigation, or legal or administrative proceeding is pending or, to such Party’s knowledge, is threatened, relating to the debarment or conviction of such Party, any of its Affiliates, or any such Person performing activities.

(b) Specific Notifications Regarding Products.

(i) Subject to Section 9.4, prior to Regulatory Approval of any Takeda Product in the Takeda Field in the Territory, Day One will, and will cause its Affiliates and Related Parties to, promptly advise Takeda if such party is aware of any suspension, clinical hold, or other regulatory action by any Regulatory Authority relating to any Product where such action has had or would reasonably be expected to have a material adverse impact on the Exploitation of any Takeda Product in the Takeda Field in the Territory.

(ii) Subject to Section 9.4, prior to Regulatory Approval of any Product in the Day One Field in the Territory, Takeda will, and will cause its Affiliates and sublicensees to, promptly advise Day One if such party is aware of any suspension, clinical hold, or other regulatory action by any Regulatory Authority relating to any Product where such action has had or would reasonably be expected to have a material adverse impact on the further Exploitation of such Product in the Day One Field in the Territory.

(c) Invention Assignment. To the extent permissible under Applicable Law, Day One will cause its and its Affiliates’ employees performing activities under this Agreement to be under an obligation to assign all rights, title, and interests in and to their inventions and other Know-How, whether or not patentable, and Intellectual Property rights therein, to Day One or its Affiliates as the sole owner thereof. Takeda will have no obligation to contribute to any remuneration of any inventor employed or previously employed by Day One or any of its Affiliates in respect of any such inventions, Know-How, or discoveries and Intellectual Property rights therein that are so assigned to Day One or its Affiliates. Day One will pay all such remuneration due to such inventors with respect to such inventions and other Know- How, and Intellectual Property rights therein.

(d) Foreign Corruption Compliance. In performing its obligations under this Agreement, each Party will, and will cause its Affiliates to, comply with all Applicable Law, including any applicable anti-corruption or anti-bribery laws or regulations, of any Governmental Authority with jurisdiction over the activities performed by such Party or its Affiliates in furtherance of such obligations.

(e) Notice of Adverse Events.

(i) Subject to Section 9.4, Day One will notify Takeda promptly in writing of Day One’s becoming aware of any drug-related Serious Adverse Event that arises in connection with the administration of any Product. All such notices (and any information related thereto) will be considered Confidential Information of Day One and will be maintained in confidence by Takeda.

(ii) Subject to Section 9.4, Takeda will notify Day One promptly in writing of Takeda’s becoming aware of any drug-related Serious Adverse Event that arises in connection with the administration of any Takeda Product. All such notices (and any information related thereto) will be considered Confidential Information of Takeda and will be maintained in confidence by Day One.

(f) Transparency Reporting. Each Party will be responsible for tracking and reporting transfers of value initiated and controlled by its and its Affiliates’ employees, contractors, and agents pursuant to the requirements of the marketing reporting laws of any Governmental Authority in the Territory, including Section 6002 of the Patient Protection and Affordable Care Act, commonly referred to as the “Sunshine Act.”

6.4 No Other Representations. THE EXPRESS REPRESENTATIONS AND WARRANTIES STATED IN THIS ARTICLE 6 ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS. EACH PARTY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE EXPLOITATION OF ANY PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO A PRODUCT WILL BE ACHIEVED. EXCEPT AS EXPRESSLY SET FORTH IN THE EXPRESS REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, THE ACQUIRED ASSETS ARE TRANSFERRED AND ASSIGNED TO DAY ONE ON AN “AS IS” BASIS.

ARTICLE 7

INDEMNIFICATION AND INSURANCE

7.1 Indemnification by Day One. Day One agrees to indemnify, hold harmless, and defend Takeda and its Affiliates, and their respective officers, directors, employees, agents, and assigns (collectively, “Takeda Indemnitees”), from and against any Losses to the extent arising from: (a) any claim, demand, action or other proceeding by a Third Party (each, a “Third Party Claim”) resulting from the Exploitation of the Compound or any Product by or on behalf of Day One, its Affiliates or Related Parties on or after the Effective Date, and (b) any breach, inaccuracy in or failure to perform any representation or warranty, covenant or agreement in this Agreement by Day One.

7.2 Indemnification by Takeda. Takeda agrees to indemnify, hold harmless, and defend Day One and its Affiliates, and their respective officers, directors, employees, agents, and assigns (collectively, “Day One Indemnitees”), from and against any Losses to the extent arising from: (a) any Third Party Claim resulting from the Exploitation of the Compound or any Product prior to the Effective Date or on or after the Effective Date by or on behalf of Takeda, its Affiliates, licensees or sublicensees (which licensees and sublicensees shall not include Day One or its Related Parties for the purposes of this Section 7.2), and (b) any breach, inaccuracy in or failure to perform any representation or warranty, covenant or agreement in this Agreement by Takeda.

7.3 Indemnification Procedure for Claims. In connection with any Loss arising from a Third Party Claim for which a Party (the “Indemnified Party”) seeks indemnification from the other Party (the “Indemnifying Party”) pursuant to this Agreement, the Indemnified Party will: (a) give the Indemnifying Party prompt written notice of the Third Party Claim; provided, however, that failure to provide such notice will not relieve the Indemnifying Party from its liability or obligation hereunder, except to the extent of any material prejudice as a direct result of such failure; (b) cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in connection with the defense and settlement of the Third Party Claim; and (c) permit the Indemnifying Party to control the defense and settlement of the Third Party Claim; provided, however, that the Indemnifying Party will not without the Indemnified Party’s prior written consent, which will not be unreasonably withheld or delayed, consent to or enter into any compromise or settlement of any such Third Party Claim that commits the applicable indemnitee to take, or to forbear to take, any action or does not provide for a full and complete written release by the applicable Third Party of any applicable indemnitee. Further, the Indemnified Party shall have the right to participate (but not control) and be represented in any such suit or action by advisory counsel of its selection and at its own expense; provided that if an Indemnified Party determines in good faith that there is a reasonable probability that such Third Party Claim would materially adversely affect it other than as a result of monetary damages for which it would be entitled to relief under this Agreement, then the Indemnified Party may, by giving written notice to the Indemnifying Party, assume control of the defense of any Third Party Claim, but will not without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld or delayed, consent to enter into any compromise or settlement of any such Third Party Claim if it involves a payment to be made on the part of the Indemnifying Party.

7.4 Limitations.

(a) Limitation of Liability. NEITHER PARTY WILL BE LIABLE UNDER ANY LEGAL THEORY (WHETHER TORT, CONTRACT OR OTHERWISE) FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS UNDER THIS AGREEMENT, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT AS A RESULT OF A BREACH OF THE CONFIDENTIALITY AND NON-USE OBLIGATIONS IN ARTICLE 8. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 7.4 WILL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY.

(b) Liability Caps.

(i) In no event shall either Party’s Liability pursuant to Section 7.1 or Section 7.2 (as applicable) for breaches of any representations or warranties contained in Section 6.2(c) (Sufficient Rights) (collectively “Fundamental Breaches”), exceed $[*].

(ii) Other than with respect to a Fundamental Breach, in no event will either Party’s liability pursuant to Section 7.1 or Section 7.2 (as applicable) for breaches of the representations and warranties set forth in Section 6.1 and Section 6.2 exceed the Cap.

(iii) The limitations on Liability set forth in this Section 7.4(b) shall not apply to any Liabilities arising from fraud by Takeda.

(c) Basket. Other than with respect to a Fundamental Breach, a Party shall not be liable to the other Party for breaches of the representations and warranties contained in this Agreement unless with respect to any such individual breach, the aggregate Losses arising from such individual breach exceed $[*] (the “Basket”), at which point the breaching Party will indemnify the harmed party for the amount of such Losses in excess of the Basket, subject to the other limitations contained in this Article 7. Losses arising from any potential indemnification claims that arise out of or involve or relate to similar facts or are based on related or similar occurrences, events or circumstances will be aggregated and treated as a single breach for purposes of this Section 7.4(c).

(d) Survival. The representations and warranties contained in this Agreement shall survive the Effective Date until (i) [*] of the Effective Date for Claims arising from or related to any Fundamental Breaches, and (ii) [*] following the Effective Date for all other Claims arising from or related to any other breach of any representation or warranty set forth in this Agreement, and all rights to indemnification hereunder for any breach of any representation or warranty will terminate and expire on, and no action or proceedings seeking damages or other relief for breach of any representation or warranty or for misrepresentation or inaccuracy may be commenced after, such applicable anniversary. The covenants and agreements contained herein shall survive until the expiration of the relevant statute of limitations period.

(e) Insurance Recovery. Notwithstanding the foregoing, the indemnifiable Losses shall be net of the amount of any insurance proceeds actually received by the Indemnified Party, and each Indemnified Party agrees to file claims under each of its applicable insurance policies and to use commercially reasonable efforts to pursue all such insurance claims (but shall not include an obligation to commence litigation), and any indemnity or contribution amounts actually recovered by such Indemnified Party for the applicable matter hereunder.

(f) Exclusive Remedy. Each of the Parties acknowledges and agrees that from and after the Effective Date, the indemnification provisions of Article 7 shall be the sole and exclusive remedy of the Takeda Indemnitees and Day One Indemnitees with respect to the Contemplated Transactions, except as set forth in Section 10.3.

7.5 Insurance. Day One will maintain insurance during any time it is undertaking Development and Commercialization of any Product or the Compound and for a period of at least [*] thereafter with a reputable, solvent insurer (carrier rating of AM Best A-VII (or equivalent or better)) in at least the following amounts: product liability insurance with limits of liability not less than [*] per occurrence and [*] in the aggregate. Day One will provide Takeda with evidence of the existence and maintenance of such insurance coverage. Takeda and its Affiliates and its and their respective employees, officers, directors, shareholders, consultants, authorized agents, and assigns will be named as additional insureds under all of the foregoing policies of insurance obtained by Day One.

ARTICLE 8

CONFIDENTIALITY AND PUBLICITY

8.1 Nondisclosure. It is understood and agreed by the Parties that:

(a) during the Term and for a period of [*] thereafter, a Party (the “Receiving Party”) receiving Confidential Information of the other Party (the “Disclosing Party”) will (i) maintain in confidence such Confidential Information using at least the same degree of care with which such Receiving Party uses to maintain in confidence its own confidential or proprietary information of similar kind and value (but in no event less than a reasonable degree of care), (ii) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement (it being understood that this Section 8.1 will not create or imply any rights, licenses or covenants not expressly granted under this Agreement). Notwithstanding any provision to the contrary in this Agreement, the obligations of confidentiality and non-use with respect to any trade secret within such Confidential Information will survive such [*] period for so long as such Confidential Information remains protected as a trade secret under Applicable Law;

(b) the Licensed Know-How will be considered the Confidential Information of Takeda;

(c) the terms and conditions of this Agreement will be considered the Confidential Information of both Parties; and

(d) as of the Effective Date, Day One will be deemed the Disclosing Party, and Takeda the Receiving Party, with respect to any and all Know-How or other proprietary information and materials within the Acquired Assets.

8.2 Exceptions. The obligations in Section 8.1 will not apply with respect to any portion of the Confidential Information that the Receiving Party can show by competent evidence:

(a) is publicly disclosed by the Disclosing Party, either before or after it is disclosed to the Receiving Party hereunder;

(b) is known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party, as evidenced by contemporaneous written records; provided that, as of the Effective Date, the exception in this clause (b) shall not apply to Takeda or any of its Affiliates as the Receiving Party with respect any Confidential Information within the Acquired Assets;

(c) is subsequently disclosed to the Receiving Party or any of its Affiliates on a non- confidential basis by a Third Party that, to the Receiving Party’s knowledge, is not bound by a similar duty of confidentiality or restriction on its use;

(d) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party or any of its Affiliates, generally known or available, either before or after it is disclosed to the Receiving Party;

(e) is independently discovered or developed by or on behalf of the Receiving Party or any of its Affiliates without the use of Confidential Information belonging to the Disclosing Party; provided that, as of the Effective Date, the exception in this clause (e) shall not apply to Takeda or any of its Affiliates as the Receiving Party with respect any Confidential Information within the Acquired Assets; or

(f) is the subject of written permission to disclose provided by the Disclosing Party.

8.3 Authorized Disclosure. The Receiving Party may disclose Confidential Information belonging to the Disclosing Party without the prior written approval of the Disclosing Party only to the extent such disclosure is reasonably necessary in the following instances:

(a) Prosecuting Patent Rights as permitted by this Agreement;

(b) preparing and submitting Regulatory Submissions and obtaining and maintaining Regulatory Approvals as permitted by this Agreement;

(c) prosecuting or defending litigation, including responding to a subpoena in a Third Party litigation;

(d) complying with Applicable Law or court or administrative orders; or

(e) in communications with existing or bona fide prospective acquirers, merger partners, collaboration partners, lenders or investors, and consultants and advisors of the Receiving Party in connection with transactions or bona fide prospective transactions with the foregoing, in each case on a “need-to-know” basis and under confidentiality provisions at least as restrictive or protective of the Parties as those set forth in this Agreement or otherwise customary for such type and scope of disclosure any such disclosure is limited to the maximum extent practicable for the particular context in which it is being disclosed;

(f) to allow the Receiving Party to exercise its rights and perform its obligations hereunder, provided that such disclosure is covered by terms of confidentiality and non-use at least as restrictive as those set forth herein;

(g) to comply with Applicable Law (whether generally or in pursuit of an application for listing of securities) including the SEC or equivalent foreign agency or regulatory body, or otherwise required by judicial or administrative process, provided that in each such event, as promptly as reasonably practicable and to the extent not prohibited by Applicable Law or judicial or administrative process, such Party will notify the other Party of such required disclosure and provide a draft of the disclosure to the other Party reasonably in advance of such filing or disclosure for the other Party’s review and comment. The non- disclosing Party will provide any comments as soon as practicable, and the disclosing Party will consider in good faith any timely comments provided by the non-disclosing Party; provided that the disclosing Party may or may not accept such comments in its sole discretion. Confidential Information that is disclosed in order to comply with Applicable Law or by judicial or administrative process pursuant to this Section, in each case, will remain otherwise subject to the confidentiality and non-use provisions of this Article 8 with respect to the Party disclosing such Confidential Information, and such Party will take all steps reasonably necessary, including seeking of confidential treatment or a protective order for a period of at least [*] (to the extent permitted by Applicable Law or Governmental Authority), to ensure the continued confidential treatment of such Confidential Information, and each Party will be responsible for its own legal and other external costs in connection with any such filing or disclosure pursuant to this Section 8.3(g);

(h) where Takeda is the Receiving Party, to its Affiliates for Takeda’s or its Affiliates’ internal research and development of Products under this Agreement; and

(i) to its Affiliates, sublicensees or prospective sublicensees, contractors, subcontractors or prospective contractors or subcontractors, consultants, agents, insurers, lenders and financial and other advisors on a “need-to-know” basis in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, each of whom prior to disclosure must be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are at least as restrictive or protective of the Parties as those set forth in this Agreement or otherwise customary for such type and scope of disclosure any such disclosure is limited to the maximum extent practicable for the particular context in which it is being disclosed; provided, however, that, the Receiving Party will remain responsible for any failure by any Person who receives Confidential Information pursuant to Section 8.3(e) or this Section 8.3(i) to treat such Confidential Information as required under this Article 8.

If and whenever any Confidential Information is disclosed in accordance with this Section 8.3, such disclosure will not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (other than by breach of this Agreement). In the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to clauses (a) through (d) of this Section 8.3, it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use not less than the same efforts to secure confidential treatment of such information as it would to protect its own confidential information from disclosure, permit the Disclosing Party to use its reasonable efforts to secure confidential treatment of such Confidential Information prior to such disclosure (whether through protective orders or otherwise), cooperate with the Disclosing Party in the exercise of its right to protect the confidentiality of the Confidential Information, and disclose only that Confidential Information which is required to be disclosed.

8.4 Public Disclosures. Neither Party may issue a press release or other public statement, whether oral or written, disclosing the existence of this Agreement, the terms hereof, or any information relating hereto without the prior written consent of the other Party, except as otherwise provided for in this

Article 8, including pursuant to Section 8.3(g). Each Party agrees that any such announcement will not contain Confidential Information of the other Party or, if disclosure of such Confidential Information is required by Applicable Law or the rules of the SEC, any stock exchange or listing entity, will make reasonable efforts to minimize such disclosure and obtain confidential treatment for any such information that is disclosed to a government agency. Upon the request of Day One, the Parties may issue one or more press releases regarding the signing of this Agreement, each of which must be approved in writing by the other Party. After the issuance of such press release or other public disclosure by a Party, the disclosing Party may make subsequent public disclosures reiterating such information without having to obtain the other Party’s prior consent and approval so long as the information in such press release or other public announcement remains true, correct, and the most current information with respect to the subject matters set forth therein.

8.5 Use of Names. Neither Party (nor any of its Affiliates or agents) will use the registered or unregistered Trademarks of the other Party or its Affiliates in any press release, publication, or other form of promotional disclosure without the prior written consent of the other Party in each instance.

8.6 Publications. The Parties recognize the desirability of publishing and publicly disclosing the results of, and scientific information regarding, activities under this Agreement. Accordingly, each Party will be free to publish and present the results of and information regarding activities under this Agreement in such Party’s field as provided in this Section 8.6 in a manner consistent with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publication governed by this Section 8.6, including International Committee of Medical Journal Editors standards regarding authorship and contributions. For clarity, Takeda and its Affiliates may, subject to the prior written consent of Day One (in its sole discretion), publish or present any results and information initially submitted for publication or presentation prior to the Effective Date. Notwithstanding the foregoing, Takeda will not be required to seek Day One’s prior written approval to publish or present the publications set forth on Schedule 8.6. Takeda and its Affiliates will not publish or present any results and information that were not initially submitted for publication or presentation prior to the Effective Date, without the prior written consent of Day One (in its sole discretion). Each Party shall submit to the other Party for review and approval the portion of any proposed publication or public presentation under this Section 8.6 that contains such other Party’s Confidential Information (the “Review Material”). Written copies of the Review Material will be submitted to the non-publishing Party no later than [*] before submission for publication or presentation, and the non-publishing Party will provide its comments with respect to the Review Material no later than [*] after its receipt of such written copy.

ARTICLE 9

TERM AND TERMINATION

9.1 Term. This Agreement will become effective on the Effective Date and unless earlier terminated pursuant to this Article 9, will remain in effect until the expiration of all Assigned Patent Rights and Licensed Patent Rights on a country-by-country-basis in the Territory (the “Term”).

9.2 Causes for Termination.

(a) Termination for Failure to Issue Equity. Subject to the provisions of Section 9.6, Takeda may, at any time upon written notice to Day One during the [*] period following the Effective Date, terminate this Agreement [*] after providing written notice to Day One, if Day One does not issue to Takeda the Series A Preferred Stock in accordance with Section 3.2 and cure such default within [*] of the date of such notice from Takeda. In the event of any Dispute regarding the issuance of the Takeda the Series A Preferred Stock in accordance with Section 3.2, such [*] period during which Takeda has the right to terminate this Agreement upon [*] written notice for Day One’s failure to issue to Takeda such Series A Preferred Stock in accordance with Section 3.2 will be tolled pending resolution of such Dispute pursuant to Section 9.6.

(b) Termination for Cessation of Development or Commercialization Activities. During the Term, and prior to the first commercial sale of any Product by or on behalf of Day One, its Affiliates or Related Parties, if Day One, its Affiliates or Related Parties do not conduct any Development activities with respect to at least one Product for a continuous period of longer than [*], and such suspension of activity is not: (i) by written agreement of the Parties, or (ii) a result of Day One’s reasonable response to guidance from or action by a Regulatory Authority in the Territory (such as a clinical hold, or a Recall or withdrawal), then Takeda may, at its election, terminate this Agreement upon [*] prior written notice to Day One.

(c) Termination for Bankruptcy.

(i) This Agreement may be terminated by Takeda upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by Day One; provided, however, that in the event of any involuntary bankruptcy or receivership proceeding such right to terminate will only become effective if Day One consents to the involuntary bankruptcy or receivership or such proceeding is not dismissed within [*] after the filing of such bankruptcy or receivership.

(ii) All licenses and rights to licenses granted under or pursuant to this Agreement by each Party to the other Party are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that each Party, as a licensee of certain rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that upon commencement of a bankruptcy proceeding by or against a Party under the Bankruptcy Code, the other Party will be entitled to a complete duplicate of, or complete access to (as such other Party deems appropriate), all such Intellectual Property and all embodiments of such Intellectual Property. Such intellectual property and all embodiments of such intellectual property will be promptly delivered to such other Party (A) upon any such commencement of a bankruptcy proceeding and upon written request by such other Party, unless the Party subject to such bankruptcy proceeding elects to continue to perform all of its obligations under this Agreement, or (B) if not delivered under (A) above, upon the rejection of this Agreement by or on behalf of the Party subject to such bankruptcy proceeding and upon written request by such other Party. Each Party (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) agrees not to interfere with the exercise by the other Party or its Affiliates of its rights and licenses to such Intellectual Property and such embodiments of Intellectual Property in accordance with this Agreement, and agrees to assist the other Party and its Affiliates in obtaining such Intellectual Property and such embodiments of Intellectual Property in the possession or control of Third Parties as reasonably necessary or desirable for the other Party to exercise such rights and licenses in accordance with this Agreement. The foregoing provisions are without prejudice to any rights Takeda or Day One may have arising under the Bankruptcy Code or other Applicable Law.

9.3 Effects of Termination. Upon any termination of this Agreement, all rights and obligations of the Parties will terminate except as provided in this Section 9.3 and Section 9.5. Upon the termination of this Agreement pursuant to Section 9.2:

(a) Licenses. As of the effective date of termination of this Agreement, all licenses and all other rights granted by Takeda to Day One under the Licensed Intellectual Property and Takeda Developed Technology will terminate and all sublicenses granted by Day One pursuant to Section 2.4(b)

will also terminate; provided that, upon the request of any (sub)licensee of Day One not then in breach of its (sub)license agreement or the terms of this Agreement applicable to such sublicensee, Takeda will enter into a direct license from Takeda to such sublicensee on the same terms as this Agreement, taking into account any difference in license scope, territory, and duration of such sublicense grant. In addition, upon the termination of this Agreement, Takeda will have, and Day One hereby grants to Takeda, effective upon such termination, a worldwide, exclusive, royalty-bearing, perpetual, and irrevocable (subject to Takeda’s compliance with its payment obligations, to be determined as further described below, including the applicable notice and cure period), and sublicensable (through multiple tiers) license under the Know-How developed or invented by or on behalf of Day One in the performance of activities related to the Products or the Compound in the Day One Field and all Patents Rights with a priority date after the Effective Date that Cover any such Know-How, in each case, to the extent Controlled by Day One, to Exploit Products in any and all fields of use, and for a period of [*] following the date of such Termination the Parties will negotiate in good faith commercially reasonable economic terms, including a notice and cure period for the breach of any payment obligations under such economic terms, with respect to the foregoing license of rights; provided that, if the Parties fail to reach agreement during such [*] period, such matter will be resolved in accordance with Section 9.6. In addition, Day One will assign to Takeda the Sunesis License and any Third Party IP Agreement pursuant to which Day One then Controls any Intellectual Property necessary or useful to Exploit Products in the Day One Field, if permitted under such Third Party IP Agreement and, if such Third Party IP Agreement cannot be assigned to Takeda, to cooperate with Takeda’s reasonable efforts to obtain a license directly from such Third Party. Following such termination, Day One will (i) transfer or assign, or have transferred or assigned, to Takeda or its designee Regulatory Submissions and Regulatory Approvals for the Products then owned by Day One; (ii) transfer or assign, or have transferred or assigned, to Takeda or its designee Day One’s rights, title, and interests in and to all clinical trial agreements, manufacturing and supply agreements, and distribution agreements (to the extent assignable and not cancelled), confidentiality and other agreements, data and other Know-How (including commercial information) that are owned by Day One or to which Day One is a party, in each case, relating to any Product and that are necessary or useful for the Exploitation of such Products, to the extent that each such contract is assignable; (iii) transfer or assign, or have transferred or assigned, to Takeda or its designee all of Day One’s or its Affiliate’s rights, title, and interests in and to any promotional materials, training materials, medical education materials, packaging and labeling, and all other literature or other information related to the Products and copyrights and any registrations for the foregoing; (iv) transfer or assign, or have transferred or assigned, to Takeda or its designee some or all inventory of each Product (including all final product, bulk drug substance, intermediates, works-in-process, formulation materials, reference standards, drug product clinical reserve samples, packaged retention samples, and the like) then in the possession of Day One; (v) (A) provide a one-time technology transfer to Takeda or its designee of information and materials that are necessary or reasonably useful for Takeda or its designee to Manufacture such Product in each formulation of such Product for which Takeda is granted rights under this Section 9.3, including providing reasonable assistance to Takeda or its designee in connection therewith upon request, and (B) assign or have assigned to Takeda any agreement that exclusively relates to the Manufacture or supply of such Product in the Territory, to the extent that such contract is assignable; and (vi) if, as of the effective date of such termination, Day One or its Affiliates are conducting any Clinical Trials for any Product, transfer or have transferred to Takeda or its designees the conduct of such Clinical Trials.

(b) Assignment and Disclosure. To the extent requested by Takeda following the termination of this Agreement, Day One will promptly upon request (and in any event within [*] after the effective date of such termination):

(i) assign and transfer to Takeda or its designee all of Day One’s rights, title, and interests in and to all Assigned Agreements, other than the Sunesis License (which shall be assigned to Takeda pursuant to Section 9.3(a)); and

(ii) assign and transfer to Takeda or its designee all Assigned Know-How and Assigned Patent Rights.

(c) Return of Confidential Information. At the Disclosing Party’s election, the Receiving Party will return (at Disclosing Party’s expense) or destroy all tangible materials comprising, bearing, or containing any Confidential Information of the Disclosing Party relating to any Product that are in the Receiving Party’s or its Affiliates’ or sublicensees’ possession or control and provide written certification of such destruction (except to the extent any information is the Confidential Information of both Parties or to the extent that the Receiving Party has the continuing right to use the Confidential Information under this Agreement); provided that the Receiving Party may retain one copy of such Confidential Information for its legal archives. Notwithstanding any provision to the contrary set forth in this Agreement, the Receiving Party will not be required to destroy electronic files containing such Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information.

9.4 Effects of Termination of Grant Back License. Effective as of the termination of the Grant Back License pursuant to Section 2.6: (a) all licenses and all other rights granted by Day One to Takeda under the Assigned Technology, the Licensed Intellectual Property and the Day One Developed Technology will terminate and all sublicenses granted by Takeda will also terminate; (b) the field of the exclusive license granted to Day One under Section 2.4(a) will be expanded to include the Takeda Field; (c) Day One will have, and Takeda hereby grants to Day One, effective upon such termination, a worldwide, exclusive, royalty-bearing, perpetual and irrevocable (subject to Day One’s compliance with its payment obligations, to be determined as further described below, including the applicable notice and cure period), and sublicensable (through multiple tiers) license under the Know-How developed or invented by or on behalf of Takeda in the performance of activities specifically related to the Takeda Products or the Compound in the Takeda Field and all Patents Rights with a priority date after the Effective Date that Cover such Know-How, in each case to the extent Controlled by Takeda, to Exploit Takeda Products in any and all fields of use, and for a period of [*] following the date of such termination the Parties will negotiate in good faith commercially reasonable economic terms, including a notice and cure period for the breach of any payment obligations under such economic terms, with respect to the foregoing license of rights; provided that, if the Parties fail to reach agreement during such [*] period, such matter will be resolved in accordance with Section 9.6; (d) upon the request of any sublicensee of Takeda not then in breach of its sublicense agreement or the terms of this Agreement applicable to such sublicensee, Day One will enter into a direct license from with such sublicensee on the same terms as this Agreement, taking into account any difference in license scope, territory, and duration of the applicable sublicense grant and provided that Day One shall not be required to undertake any obligations in such direct license that are greater in scope than those set forth in this Agreement, unless Day One otherwise agrees in writing; (e) Takeda will have no further control over or decision-making authority with respect to the Development and Manufacture of Takeda Products for the use in the Takeda Field in the Territory and the Compound for use in such Takeda Products pursuant to Section 4.4 and Day One will have sole control over and decision- making authority with respect to Development and Manufacture of the Compound and the Products; (f) the JDC will terminate pursuant to Section 4.5(e); (g) Takeda will have no further control over or decision-making authority with respect to the Commercialization of Takeda Products in the Takeda Field in the Territory pursuant to Section 4.6 and Day One will have sole control over and decision-making authority with respect to the Commercialization of the Products in the Territory; (h) Takeda will have no further control over or decision-making authority with respect to the Manufacture and distribution of all clinical and commercial supplies of the Takeda Products for use in the Takeda Field and the Compound for use in the Manufacture of such Takeda Products pursuant to Section 4.7 and Day One will have sole control over and decision-making authority with respect to the Manufacturing and distribution of all clinical and commercial supplies of the Compound and the Products in the Territory; (i) Day One will have no further obligation to provide

Takeda with copies of proposed material Regulatory Submissions pursuant to Section 4.8(b); (j) Takeda will have no further responsibility for, control over, or decision-making authority with respect to all regulatory activities for the Takeda Products pursuant to Section 4.8(c) and Day One will have final decision making authority regarding all regulatory activities, including the Labeling strategy and the content of submissions with respect to the Compound and all Products; (k) Day One will have no further obligations and Takeda will have no further rights pursuant Section 4.8(d); (l) Day One’s obligations under Section 4.8(f) will terminate and Takeda’s rights pursuant Section 4.8(f), including Takeda’s right of reference granted pursuant to Section 4.8(f); (m) the Pharmacovigilance Agreement will terminate; (n) the Parties’ will have no further rights or obligations pursuant Section 4.9(b), including the obligation to exchange safety data relating to the Products and the Compound pursuant to Section 4.9(b); (o) the Parties will have no further obligation to share Labeling information and Takeda will no longer have final decision-making authority with respect to Labeling for each Takeda Product pursuant to Section 4.11; (p) each Party will have no further Know-How disclosure obligation pursuant to Section 5.2; (q) Day One will have no further obligation to keep Takeda informed of all substantive matters relating to Prosecution of the Assigned Patent Rights and to consider Takeda’s comments with respect thereto pursuant to Section 5.3(a); (r) Day One will have no obligations and Takeda will have no further rights pursuant to Section 5.4, including Takeda’s rights with respect to the enforcement of the Assigned Patent Rights pursuant to Section 5.4; (s) Day One will have no obligations and Takeda will have no further rights pursuant to Section 5.5, including with respect to the defense of any Third Party Action pursuant to Section 5.5; (t) Day One will have no obligations and Takeda will have no further rights pursuant to Section 5.7, including Takeda’s right to review and comment on any Patent Right listing pursuant to Section 5.7; (u) Day One will have no obligations and Takeda will have no further rights pursuant Section 5.8, including Takeda’s right to review and comment on Day One’s Product Trademarks pursuant to Section 5.8; (v) each Party will have no further obligations pursuant Section 6.3(b), including to notify the other party of any regulatory action by any Regulatory Authority relating to any Product pursuant to Section 6.3(b); and (w) each Party will have no further obligations pursuant Section 6.3(e), including to notify the other party of any Serious Adverse Event relating to any Product pursuant to Section 6.3(e).

9.5 Survival. The following provisions will survive any expiration or termination of this Agreement for the period of time specified in such provision, or if not specified, then they will survive indefinitely: Article 1 (to the extent necessary for the interpretation of the other surviving Sections and Articles hereof), Article 2 (solely in the case of expiration in accordance with Section 9.1), Section 3.4, Section 5.1 (solely in the case of expiration in accordance with Section 9.1), Section 5.5 (solely in the case of expiration in accordance with Section 9.1), Section 5.7 (solely in the case of expiration in accordance with Section 9.1), Section 5.8 (solely in the case of expiration in accordance with Section 9.1), Section 6.4, Article 7, Article 8, Article 9, and Article 10. Termination of this Agreement will not relieve the Parties of any liability which accrued under this Agreement prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have under this Agreement or at law or in equity with respect to any breach of this Agreement. The remedies provided in this Article 9 are not exclusive of any other remedies a Party may have in law or equity.

9.6 Dispute Resolution. If the Parties are unable to resolve any dispute arising out of or in connection with this Agreement (each a “Dispute”), either Party may, by written notice to the other, have such Dispute referred to senior executive officers designated by each Party, or their respective designees for attempted resolution by good faith negotiations within [*] after such notice is received. In such event, the Parties will cause their respective officers or their designees to meet (face-to-face or by teleconference) and be available to attempt to resolve such issue. If the Parties should resolve such Dispute, a memorandum setting forth their agreement will be prepared and signed by both Parties at either Party’s request. If the Parties are unable to resolve any Dispute, either Party may submit the matter for resolution pursuant to Section 9.7.

9.7 Litigation. Any unresolved Dispute that was subject to Section 9.6, will be brought exclusively in a court of competent jurisdiction, federal or state, located in the State of Delaware, and in no other jurisdiction. Each Party hereby irrevocably consents to personal jurisdiction and venue in, and irrevocably agrees to service of process issued or authorized by any such court in any such action or proceeding. The Parties hereby irrevocably waive any objection that they may now have or hereafter have to the laying of venue in the federal or state courts of Delaware in any such action or proceeding, and hereby irrevocably waive and agree not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. The Parties hereby agree that any final judgment rendered by any such federal or state court of Delaware in any action or proceeding involving any Dispute, from which no appeal can be or is taken, may be enforced by the prevailing Party in any court of competent jurisdiction.

9.8 Preliminary Injunctions. Notwithstanding any provision to the contrary set forth in this Agreement, in the event of an actual or threatened breach of a Party’s obligations under this Agreement, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis.

9.9 Patent and Trademark Disputes. Notwithstanding any provision to the contrary set forth in this Agreement, any and all issues regarding the scope, construction, validity, and enforceability of any Patent Rights or trademark relating to a Product that is the subject of this Agreement will be determined in a court or other tribunal, as the case may be, of competent jurisdiction under the applicable patent or trademark laws of the country in which such Patent Rights or trademark rights were granted or arose.

9.10 Confidentiality. Any and all activities conducted under this Article 9, including any and all proceedings and decisions hereunder, will be deemed Confidential Information of each of the Parties, and will be subject to Article 8, to the extent applicable in accordance with Applicable Law.

ARTICLE 10

MISCELLANEOUS

10.1 Entire Agreement; Amendment. This Agreement, including the Exhibits and Schedules attached to and incorporated into this Agreement, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter of this Agreement and supersedes and terminates all prior agreements and understandings between the Parties with respect to such subject matter, including the Confidentiality Agreement, provided that all “Confidential Information” disclosed or received by Day One and Takeda thereunder is deemed “Confidential Information” hereunder and subject to the terms and conditions of this Agreement. No subsequent alteration, amendment, change or addition to this Agreement will be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

10.2 Governing Law. This Agreement will be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of laws that would require the application of any other law); provided that matters of intellectual property law will be determined in accordance with the United States federal law. The Parties hereby submit to the jurisdiction of the state courts in the State of Delaware and federal courts located in the District of Delaware, and waive any defense of inconvenient forum to the maintenance of any action or proceeding in such courts.

10.3 Specific Performance. Subject Section 10.2, in addition to any and all other remedies that may be available at law in the event of breach of this Agreement, the non-breaching Party will be entitled to seek specific performance of the agreements and obligations of the breaching Party hereunder and to such injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

10.4 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law or in equity.

10.5 Force Majeure. Each Party will be excused from the performance of its obligations under this Agreement, except with respect to any payment obligations, to the extent that such performance is prevented by a force majeure event and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse will be continued so long as the condition constituting force majeure continues and the nonperforming Party uses reasonable efforts to remove the condition. For purposes of this Agreement, force majeure will include conditions beyond the reasonable control of the Parties, including an act of God or terrorism, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.

10.6 Notices. Any notice required or permitted to be given under this Agreement will be in writing, will specifically refer to this Agreement and will be deemed to have been sufficiently given for all purposes upon receipt if delivered (a) by first class certified or registered mail, postage prepaid, (b) international express delivery service, (c) personally or (d) via facsimile or other electronic transmission with confirmation of receipt. Unless otherwise specified in writing, the notice addresses of the Parties will be as described below.

For Day One:	DOT Therapeutics-1, Inc. [*]

With a copy to:	Cooley LLP [*]

For Takeda:	Millennium Pharmaceuticals, Inc. [*]

With copies to:	Millennium Pharmaceuticals, Inc. [*]

10.7 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations under this Agreement without the prior written consent of the other Party, except that, subject to Section 10.8, a Party may make such an assignment or transfer without the other Party’s consent (a) if the assigning Party is Takeda, to Takeda’s Affiliates or (b) to the successor upon the merger, consolidation, reorganization, acquisition of stock or other change of control transaction (each of the foregoing, a “Change of Control Transaction”), or upon a sale of assets affecting substantially all of the assets of a Party (an “Asset Sale”). Except in connection with a Change of Control Transaction, Day One may not assign this Agreement or any of its rights or obligations hereunder to any Affiliate, without the prior written consent of Takeda, which consent will not be unreasonably withheld, conditioned or delayed. Any permitted successor or assignee of rights or obligations under this Agreement will expressly assume performance of such rights or obligations. Any permitted assignment will be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 10.7 will be null and void.

10.8 Performance by Affiliates. Each of Takeda and Day One acknowledge that a Party’s obligations under this Agreement may be performed by its Affiliates. Notwithstanding any delegation of obligations under this Agreement by a Party to its Affiliate, such Party will remain primarily liable and responsible for the performance of all of its obligations under this Agreement and for causing its Affiliates to act in a manner consistent with this Agreement. Wherever in this Agreement a Party delegates responsibility to its Affiliates or local operating entities, the Parties agree that such entities will not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act in breach of its terms.

10.9 Independent Contractors. It is understood and agreed that the relationship between the Parties is that of independent contractors and that nothing in this Agreement will be construed as creating a partnership for tax purposes or as an authorization for either Party to act as the agent for the other Party.

10.10 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

10.11 Severability. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision may be invalid or unenforceable in whole or in part. If the scope of any restrictive provision in this Agreement is too broad to permit enforcement to its full extent, then such restriction will be reformed to the maximum extent permitted by law.

10.12 Headings. The headings for each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

10.13 No Waiver. Any delay in enforcing a Party’s rights under this Agreement, or any waiver as to a particular default or other matter, will not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

10.14 Interpretation. Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular, the use of any gender applies to all genders. The word “or” has the inclusive meaning that is typically associated with the phrase “and/or”; the word “and” is used in the conjunctive sense. The term “including,” “include,” or “includes” means including, without limiting the generality of any description preceding such term. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any applicable laws will be construed as referring to such laws as from time to time enacted, repealed or amended, (iii) any reference to any person will be construed to include the person’s successors and permitted assigns, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (v) any reference to the words “mutually agree” or “mutual written agreement” will not impose any obligation on either Party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such Party may determine in such Party’s sole discretion, (vi) all references to Sections, Exhibits or Schedules will be construed to refer to Sections, Exhibits and Schedules to this Agreement, (vii) the word “days” means calendar days unless otherwise specified, and (viii) the words “copy” and “copies” and words of similar import when used in this Agreement include, to the extent available, electronic copies, files or databases containing the information, files, items, documents or materials to which such words apply.

10.15 No Strict Construction. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

10.16 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one (1) and the same instrument. For purposes of executing this Agreement, a facsimile copy of this Agreement, or .pdf copy, including the signature pages, will be deemed an original.

[Signature page follows]

IN WITNESS WHEREOF the Parties have executed this Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

DOT THERAPEUTICS-1, INC.		MILLENNIUM PHARMACEUTICALS, INC.

By:	/s/ Julie Papanek Grant	By:	/s/ [*]

Name:	Julie Papanek Grant	Name:	[*]

Title:	Chief Executive Officer	Title:	[*]

[Signature Page to Asset Transfer and License Agreement]

Schedule 1.7

Assigned Agreements

Schedule 1.9

Assigned Know-How

Schedule 1.10

Assigned Patent Rights

Schedule 1.10

Assigned Regulatory Submissions

Schedule 1.58

Licensed Know-How

Schedule 1.59

Licensed Patents

Schedule 1.96

Takeda Field

Schedule 2.1(e)

Assigned Inventory

Schedule 2.1

Bill of Sale

Schedule 2.2

Patent Right Assignment

Schedule 2.4(c)

Assays for Determination of Target Selectivity

Schedule 4.1

Transfer Plan

Schedule 4.15

Patent Assignments

Schedule 4.14(a)

Sunesis License Payment Obligations

Schedule 8.6

Publications

Exhibit A

Stock Issuance Agreement